                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           PENTECH INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or
     item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:



--------------------------------------------------------------------------------

         (2)   Aggregate number of securities to which transaction applies:



--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



--------------------------------------------------------------------------------

         (4)   Proposed maximum aggregate value of transaction:



--------------------------------------------------------------------------------

         (5)   Total fee paid:


--------------------------------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:


--------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------

         (3) Filing Party:


--------------------------------------------------------------------------------

         (4) Date Filed:


--------------------------------------------------------------------------------

                        [PENTECH INTERNATIONAL INC. LOGO]



                                195 CARTER DRIVE
                            EDISON, NEW JERSEY 08817



                                                                   June 28, 2000



Dear Stockholder:



     You are cordially invited to attend a Special Meeting of Stockholders (the "Meeting") of Pentech International Inc. (the "Company"), which will be held on July 28, 2000 at 10:00 A.M., local time, at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315.



     At the Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement of Merger, dated as of May 22, 2000 (the "Merger Agreement"), a copy of which is attached as Appendix A to the enclosed Proxy Statement, pursuant to and subject to the terms and conditions of which JAKKS Acquisition II, Inc., a Delaware corporation and a wholly-owned subsidiary of JAKKS Pacific, Inc., a Delaware corporation ("Parent"), will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Company's Common Stock will be canceled and converted into the right to receive $1.40 in cash, without interest. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock is required for the approval and adoption of the Merger Agreement.



     In connection with the execution of the Merger Agreement, Norman Melnick, Chairman of the Company, and David Melnick, President and a director of the Company, and their wives (collectively the "Melnick Family"), and Richard S. Kalin, Secretary and a director of the Company, and his wife, entered into a Voting and Lock-Up Agreement with Parent, dated as of May 22, 2000 (the "Voting Agreement"). Pursuant to the Voting Agreement, among other things, the Melnick Family and Mr. Kalin and his wife agreed to vote all of their shares (representing approximately 30.4% of the outstanding shares of the Company's Common Stock on the record date of the Meeting) in favor of the approval and adoption of the Merger Agreement.


     The Merger Agreement provides that the Merger shall be consummated as soon as practicable following the satisfaction or waiver of the closing conditions pertaining to the Merger, including approval by the requisite vote of the Company's stockholders and receipt of all regulatory approvals.


     The Board of Directors of the Company has received an opinion from its financial advisor, Business Valuation Services, Inc., to the effect that, on the date of such opinion, and based on assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in such opinion, the merger consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of the Company's Common Stock.



     THE BOARD OF DIRECTORS OF THE COMPANY HAS CAREFULLY CONSIDERED AND APPROVED THE PROPOSED MERGER AND THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING.



     Stockholders of the Company are entitled to statutory appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"). Stockholders exercising such rights must carefully follow the procedures set forth in Section 262. See "PROPOSAL ONE--THE MERGER--APPRAISAL RIGHTS." These steps include, but are not limited to, such stockholder not voting in favor of the Merger and delivering to the Company a written demand for statutory appraisal.

     The accompanying Proxy Statement provides a detailed description of the proposal regarding the Merger. You are urged to read the accompanying materials so that you may be informed about the business to come before the Meeting.


     Please sign, date and return the enclosed proxy card in the envelope provided. You may vote by signing the enclosed proxy card, whether or not you plan to attend the Meeting. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy.


     We look forward to seeing you at the Meeting.

                                          Sincerely,


                                          /s/ Norman Melnick
                                          NORMAN MELNICK
                                          Chairman

                        [PENTECH INTERNATIONAL INC. LOGO]

                                195 CARTER DRIVE
                            EDISON, NEW JERSEY 08817


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 28, 2000


To the Stockholders of Pentech International Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournment(s) or postponement(s) thereof, the "Meeting") of the stockholders (the "Stockholders") of Pentech International Inc., a Delaware corporation (the "Company"), will be held on July 28, 2000 at 10:00 A.M., local time at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315.


     The Meeting is being held for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement of Merger, dated as of May 22, 2000 (the "Merger Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement, providing for the merger (the "Merger") of JAKKS Acquisition II, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of JAKKS Pacific, Inc., a Delaware corporation ("Parent"), with and into the Company and which, among other things, provides that each outstanding share of the Company's Common Stock (other than shares of Common Stock owned by Parent or Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub, or which are held in the treasury of the Company or by any of its subsidiaries, which will be canceled, or which are held by dissenting Stockholders whose shares will be subject to their statutory appraisal rights) will be canceled and converted into the right to receive $1.40 per share in cash, without interest, all as more fully described in the accompanying Proxy Statement;


          2. To grant the Board of Directors of the Company discretionary authority to postpone or adjourn the Meeting in order to solicit additional votes to approve the proposal in paragraph 1 above; and


          3. To transact such other business as may properly come before the Meeting.



     Only holders of record of outstanding shares of Common Stock of the Company at the close of business on June 6, 2000 will be entitled to notice of, and to vote at, the Meeting. A complete list of Stockholders entitled to vote at the Meeting will be available for examination by any Stockholder, for any purpose relevant to the Meeting, on and after July 14, 2000 during ordinary business hours at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315. This list will also be available at the Meeting.


     Your vote is important. To vote your shares, please mark, sign and date the enclosed proxy card and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

     This Proxy is revocable and will not affect your right to vote in person or change your vote at any time before the Meeting.


     The Board of Directors of the Company, by the unanimous vote of all directors, recommends that the Stockholders vote "for" the proposal to approve and adopt the Merger Agreement.


                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ Richard S. Kalin
                                          RICHARD S. KALIN
                                          Secretary


Edison, New Jersey
June 28, 2000

                               TABLE OF CONTENTS



                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION...............................................................................................      1
AVAILABLE INFORMATION......................................................................................      2
FORWARD-LOOKING STATEMENTS.................................................................................      2
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................      4
SUMMARY....................................................................................................      6
  The Parties..............................................................................................      6
  The Meeting; Voting; Vote Required for Approval..........................................................      6
  The Merger...............................................................................................      7
  The Voting Agreement.....................................................................................      7
  Background of the Merger; Reasons for the Merger and Board of Directors' Recommendation..................      7
  Opinion of Business Valuation Services, Inc..............................................................      7
  Conflicts of Interest and Interests of Certain Persons in the Merger.....................................      7
  Financing the Merger.....................................................................................      8
  Certain Tax Consequences to Stockholders.................................................................      8
  Options..................................................................................................      8
  Conditions to the Merger.................................................................................      9
  Termination of Merger Agreement..........................................................................      9
  Termination Fees.........................................................................................      9
  Regulatory Matters.......................................................................................     10
  Price Range of Common Stock..............................................................................     10
  Appraisal Rights.........................................................................................     10
  Certain Effects of the Merger............................................................................     10
SELECTED FINANCIAL DATA....................................................................................     11
CERTAIN INFORMATION REGARDING THE COMPANY..................................................................     12
THE MEETING................................................................................................     12
     The Meeting Date; Location; Solicitation..............................................................     12
     Matters Considered....................................................................................     12
     Voting; Revocation of Proxies.........................................................................     12
     Record Date; Outstanding Securities; Quorum; Votes Required...........................................     13
PROPOSAL ONE--THE MERGER...................................................................................     14
     General...............................................................................................     14
     Structure.............................................................................................     14
     Merger Consideration..................................................................................     14
     Effective Time........................................................................................     14
     Parties...............................................................................................     14
  Background of the Merger.................................................................................     15
  Reasons for the Merger and Board of Directors' Recommendation............................................     17
  Opinion of Business Valuation Services, Inc..............................................................     18
     Income Approach.......................................................................................     19
     Public Market Analysis................................................................................     20
     Control Premium Approach..............................................................................     20
  Conflicts of Interest and Interests of Certain Persons in the Merger.....................................     21
  Financing of the Merger..................................................................................     21
  Certain Tax Consequences to Stockholders.................................................................     21
  The Merger Agreement.....................................................................................     22
     Effective Time........................................................................................     22
     Certificate of Incorporation and Bylaws...............................................................     22
     Directors and Officers................................................................................     22
     Options...............................................................................................     22
     Exchange of Certificates..............................................................................     23
     Representations and Warranties........................................................................     23

                                                                                                              PAGE
                                                                                                              ----
     Business of the Company Pending the Merger............................................................     24
     Stockholder Meeting...................................................................................     25
     No Solicitation.......................................................................................     25
     Indemnification of Directors and Officers.............................................................     26
     Supplemental Services Agreements and Other Arrangements...............................................     26
     Conditions to Obligations of Each Party...............................................................     27
     Conditions to Obligations of JAKKS and Merger Sub.....................................................     28
     Conditions to Obligations of the Company..............................................................     28
     Termination...........................................................................................     28
     Termination Fees......................................................................................     29
     Fees and Expenses.....................................................................................     29
     Amendment and Waivers.................................................................................     29
  The Voting Agreement.....................................................................................     30
  Accounting Treatment.....................................................................................     30
  Regulatory Matters.......................................................................................     30
  Price Range of Common Stock; Dividends...................................................................     31
  Appraisal Rights.........................................................................................     31
  Certain Effects of the Merger............................................................................     34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS.......................     34
INDEPENDENT AUDITORS.......................................................................................     35
STOCKHOLDER PROPOSALS......................................................................................     35
DOCUMENTS INCORPORATED BY REFERENCE........................................................................     35
OTHER BUSINESS.............................................................................................     36
MISCELLANEOUS..............................................................................................     36
Appendix A Agreement of Merger.............................................................................    A-1
Appendix B Opinion of Business Valuation Services, Inc.....................................................    B-1
Appendix C Section 262 of the Delaware General Corporation Law.............................................    C-1
Appendix D Annual Report on Form 10-K for the Fiscal Year ended September 30, 1999.........................    D-1
Appendix E Quarterly Report on Form 10-Q for the Quarter ended March 31, 2000..............................    E-1

                        [PENTECH INTERNATIONAL INC. LOGO]


                               195 CARTER DRIVE
                            EDISON, NEW JERSEY 08817

                            ------------------------



             PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON JULY 28, 2000

                            ------------------------


                                  INTRODUCTION



     This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Pentech International Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Special Meeting (together with any adjournment(s) or postponement(s) thereof, the "Meeting") of the stockholders of the Company (the "Stockholders") to be held on July 28, 2000 at 10:00 A.M., local time, at the offices of Camhy Karlinsky & Stein LLP ("Camhy"), 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315. This Proxy Statement is dated June 28, 2000 and is first being mailed to Stockholders along with the related form of proxy on or about June 28, 2000. The mailing address of the Company's principal executive offices is 195 Carter Drive, Edison, New Jersey 08817.


     Only holders of record of outstanding shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), at the close of business on June 6, 2000 will be entitled to vote at the Meeting.

     At the Meeting, the Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement of Merger, dated as of May 22, 2000 (the "Merger Agreement"), among JAKKS Pacific, Inc., a Delaware corporation ("JAKKS" or "Parent"), JAKKS Acquisition II, Inc., a Delaware corporation and a wholly-owned subsidiary of JAKKS ("Merger Sub"), and the Company providing for the merger of Merger Sub with and into the Company (the "Merger"). The affirmative vote of the holders of a majority of the shares of the outstanding Common Stock is required for the approval and adoption of the Merger Agreement. See "PROPOSAL ONE--THE MERGER."

     If the Merger Agreement is approved and adopted, the Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. Upon consummation of the Merger, the Company will become a private company and a wholly-owned subsidiary of JAKKS, and each outstanding share of Common Stock (other than shares of Common Stock owned by JAKKS or Merger Sub or by any direct or indirect subsidiary of JAKKS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be canceled without any payment, or which are held by dissenting Stockholders, whose shares will be subject to their statutory appraisal rights) will be canceled and converted into the right to receive $1.40 per share in cash, without interest (the "Merger Consideration").


     In connection with the execution of the Merger Agreement, Norman Melnick, Chairman of the Company, and David Melnick, President and a director of the Company, and their wives (collectively, the "Melnick Family"), and Richard S. Kalin, Secretary and a director of the Company, and his wife, entered into a Voting and Lock-Up Agreement with JAKKS, dated as of May 22, 2000 (the "Voting Agreement"). Pursuant to the Voting Agreement, among other things, the Melnick Family and Mr. Kalin and his wife have agreed to vote all of their shares of Common Stock (3,823,465 shares representing approximately 30.4% of the outstanding shares of Common Stock on the record date of the Meeting) in favor of the approval and adoption of the Merger Agreement. In addition to any compensation Messrs. Norman Melnick, David Melnick and Kalin are to receive for their services as employees or consultants under their respective agreements, pursuant to the Merger Agreement, the Melnick Family and Mr. Kalin and his wife will receive approximately an aggregate of $5,400,000 for their shares of Common Stock and cancellation of their options to purchase Common Stock. See "PROPOSAL ONE--THE MERGER--THE VOTING AGREEMENT" and "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."


     Concurrently with the effectiveness of the Merger or as soon thereafter as is practicable, JAKKS will pay to the Company's employees or others who hold stock options ("Options"), including Options granted under the

Company's 1989 Stock Option Plan, 1993 Stock Option Plan and/or 1995 Stock Option Plan (collectively, the "Option Plans") or otherwise, in cancellation of their respective Options, an amount in cash (less applicable withholding taxes) equal to the product of the number of shares of the Common Stock subject to each such Option multiplied by the excess, if any, of the Merger Consideration over the exercise price for each share of the Common Stock subject to such Option. Messrs. Norman Melnick, David Melnick and Kalin will receive $36,000, $18,000 and $11,850, respectively, in connection with such cancellation. See "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Options."


     Stockholders are entitled to statutory appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"). See "PROPOSAL ONE--THE MERGER--APPRAISAL RIGHTS."


     On May 22, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing bid price per share of Common Stock as reported on the Nasdaq National Market ("Nasdaq") was $.90625. The highest bid price per share on such date was $.96875 and the lowest bid price per share on such date was $.8125. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE COMMON STOCK.


     A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. See "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT."


     THE ABOVE MATTERS AND OTHER MATTERS RELATING TO THE MERGER ARE DISCUSSED IN MUCH GREATER DETAIL IN THE REMAINDER OF THIS PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.


                             AVAILABLE INFORMATION

     The Company is subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission, at http://www.sec.gov.


     Following the Merger, the Company will become a wholly-owned subsidiary of JAKKS, and there will be no public trading of shares of the Common Stock. Accordingly, upon application to the Commission following the Merger, registration of the Common Stock, and the Company's obligation to file periodic reports, proxy statements and other information with the Commission, will be terminated.


                           FORWARD-LOOKING STATEMENTS

                      Cautionary Statement for Purposes of
                Private Securities Litigation Reform Act of 1995

     This Proxy Statement, information included in filings by the Company with the Commission, and information contained in written material, press releases and oral statements issued by or on behalf of the Company contain, or may contain, certain "forward-looking statements," including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements also include the information concerning possible or assumed future results of operations of the Company and JAKKS set forth under "PROPOSAL ONE--THE MERGER--Background of the Merger," "--Reasons for the Merger and Board of Directors' Recommendation," "--Opinion of Business Valuation Services, Inc." and Appendices D and E and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the Company claims protection of the safe harbor provisions for forward-looking statements contained in the Private Securities

Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of the Company, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) business disruption related to the Merger (both before and after completion); (ii) litigation costs and delays; (iii) higher than anticipated costs in completing the Merger; (iv) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities; (v) legislation or regulatory changes which adversely affect the business in which the Company is engaged; and (vi) other unanticipated occurrences which may delay or prevent the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger. Additional information concerning factors that could cause actual results to differ materially from those contemplated by forward-looking statements is contained in Appendix D to this Proxy Statement, which reproduces the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY AM I RECEIVING THESE MATERIALS?


A: The Company agreed to be acquired by JAKKS. As a result of the Merger, it will become a privately-held company wholly-owned by JAKKS. The Board of Directors has approved the Merger Agreement. To accomplish the Merger, the Company needs to obtain the approval of the holders of a majority of the outstanding shares of Common Stock as of June 6, 2000, the record date of the Meeting (the "Record Date").


Q:  WHO IS JAKKS?

A: JAKKS is a multi-line, multi-brand toy company that designs, develops, produces and markets toys and related products.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the Merger, your shares of Common Stock will be canceled and you will be entitled to receive $1.40 in cash for each of your shares of Common Stock.


Q: HOW IS JAKKS GOING TO GET THE MONEY TO PAY FOR ALL OF THE SHARES OF COMMON STOCK?


A: JAKKS has represented to us that it has the cash it needs to buy all of the shares of Common Stock. The cost to it for all of the shares is approximately $18,000,000.

Q:  WHEN DO WE EXPECT THE MERGER TO BE COMPLETED?


A: We expect the Merger to be completed shortly following approval by the Stockholders at the Meeting scheduled for July 28, 2000 and receipt of necessary government approvals.


Q:  DOES THE BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Yes. After a comprehensive examination of the Company's business plan and a careful exploration of the Company's strategic alternatives, the Board of Directors has determined that the Merger is in the best interests of our Stockholders and recommends that Stockholders vote FOR approval and adoption of the Merger Agreement.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The Merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the Merger in an amount determined by the difference between the cash you receive and your tax basis in the Common Stock. Because determining the tax consequences of the Merger can be complicated, you should consult your own tax advisor in order to understand fully how the Merger will affect you.

Q:  WHEN AND WHERE IS THE MEETING?


A: The Meeting will be held on July 28, 2000 at 10:00 A.M., local time, at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315.



Q:  WHO CAN VOTE ON THE PROPOSALS PRESENTED IN THIS PROXY STATEMENT?



A: You are entitled to vote at the Meeting if you owned shares of Common Stock at the close of business on the Record Date. On that date, 12,571,258 shares of Common Stock were outstanding.


Q:  WHAT VOTE IS REQUIRED?


A: The Merger Agreement must be approved by the affirmative vote of over 50% of the outstanding shares of Common Stock. Norman Melnick, Chairman of the Company, and David Melnick, President and a director of the Company and Richard S. Kalin, Secretary and a director of the Company, and their wives, have agreed to vote their shares of Common Stock in favor of the Merger. As of the Record Date, these Stockholders owned a total of 3,823,465 shares of Common Stock, representing approximately 30.4% of our outstanding shares of Common Stock. (See "The Voting Agreement").


Q:  WHAT RIGHTS DO I HAVE IF I DO NOT WANT TO VOTE FOR THE MERGER?

A: Under Delaware law, you are entitled to what are known as appraisal rights. The applicable statute is attached as Appendix C to this Proxy Statement. If you wish to exercise your appraisal rights you should not vote in favor of the Merger.

Q:  WHAT DO I NEED TO DO NOW?

A: Read this Proxy Statement and the attached appendices. Then, if you choose to vote by proxy, you can complete your proxy card and indicate how you want to vote. If you decide to vote by mail, sign and mail the proxy card in the enclosed return envelope as soon as possible. You should complete, sign and return your proxy card even if you currently expect to attend the Meeting and vote in person. Mailing in a proxy card now will not prevent you from voting in person at the Meeting or canceling or revoking your proxy right up to the day of the Meeting, and you will ensure that your shares get voted if you later find you are unable to attend. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the Merger Agreement, and FOR the grant of discretionary authority to the Board of Directors to postpone or adjourn the Meeting. IF YOU DO NOT VOTE BY SENDING IN YOUR PROXY CARD OR VOTE IN PERSON AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THIS IS WHY, IF YOU FAVOR THE MERGER, IT IS VERY IMPORTANT THAT YOU VOTE BY RETURNING YOUR PROXY CARD, AS SOON AS POSSIBLE.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct the broker how to vote. To do so, follow the directions your broker provides. WITHOUT INSTRUCTIONS, YOUR BROKER WILL NOT VOTE YOUR SHARES.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Meeting by delivering a signed notice of revocation, by delivering a later dated signed proxy card to our corporate secretary, or by attending the Meeting and voting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. Once the Merger is closed you will receive written instructions from American Stock Transfer & Trust Company directing you where to deliver your shares to receive payment. If your shares are held in street name by your broker, your broker will arrange for you to receive payment for your shares of Common Stock.

                                    SUMMARY


     The following summary is intended to highlight certain information included elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement and the Appendices hereto. Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.


THE PARTIES

     The Company is a manufacturer and marketer of pens, markers, pencils, other writing instruments and activity kits, primarily to major mass market retailers located in the United States, marketed under the "Pentech" name or licensed trademark brands. The Company was formed in April 1984 to design and market writing and drawing instruments and other stationery products. In November 1989, the Company formed a wholly-owned subsidiary, Sawdust Pencil Co. ("Sawdust"), to manufacture certain of the Company's writing instruments. Where the context so requires, the "Company" also includes its wholly-owned subsidiaries.

     Consolidated revenues for the Company for the fiscal year ended
September 30, 1999 ("Fiscal 1999") were approximately $60,949,000 and the Company incurred a net loss of $334,000, or $.03 per share. Consolidated revenues for the Company for the six months ended March 31, 2000 were $20,781,000 and the Company incurred a net loss of $2,596,000, or $.21 per share. The principal executive offices of the Company are located at 195 Carter Drive, Edison, New Jersey 08817, and its telephone number is (732) 287-6640.

     Merger Sub is a wholly-owned subsidiary of JAKKS that was formed by JAKKS in May 1999, but has not engaged in any business except for actions taken to effect the Merger. JAKKS is a multi-line, multi-brand toy company that designs, develops, produces and markets toys and related products. The principal executive offices of JAKKS and Merger Sub are located at 22761 Pacific Coast Highway, Malibu, California 90265-5064; and its telephone number is (310) 456-7799.

THE MEETING; VOTING; VOTE REQUIRED FOR APPROVAL


     The Meeting will be held on July 28, 2000 at 10:00 A.M., local time, at the offices of Camhy, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315. At the Meeting, Stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal to grant the Board of Directors discretionary authority to postpone or adjourn the Meeting in order to solicit additional votes to approve the proposal in (i) above; and (iii) such other matters as may properly come before the Meeting. See "THE MEETING--Matters Considered."


     The Company has fixed the close of business on June 6, 2000 as the Record Date for determining holders of outstanding shares of Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 12,571,258 shares of Common Stock issued and outstanding, each of which shares is entitled to one vote. The holders of a majority of the outstanding shares of Common Stock on the Record Date, which are present in person or by proxy at the Meeting, will constitute a quorum. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the Record Date. Because approval of the Merger is determined by reference to the number of shares of Common Stock outstanding on the Record Date rather than on the number of shares of Common Stock voted at the Meeting, failure to vote your shares is effectively a vote against the Merger. In addition, although treated as shares that are present and entitled to vote at the Meeting for the purposes of determining whether a quorum exists, abstentions or properly executed broker non-votes will have the same effect as votes cast against approval of the Merger.


     Only record holders or their duly authorized proxies will be entitled to cast ballots at the Meeting. Proxy holders who wish to vote by ballot at the Meeting must provide the Secretary of the Company with evidence of their authority to act at least 30 minutes prior to the commencement of the Meeting. See "THE MEETING--VOTING; REVOCATION OF PROXIES."

THE MERGER


     Pursuant to and subject to the terms and conditions set forth in the Merger Agreement and in accordance with applicable provisions of the Delaware General Corporation Law ("DGCL"), upon the effectiveness of the Merger, the Company will become a wholly-owned subsidiary of JAKKS and each outstanding share of Common Stock (other than shares of Common Stock owned by JAKKS or Merger Sub or by any direct or indirect subsidiary of JAKKS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be canceled, or which are held by dissenting Stockholders whose shares will be subject to their statutory appraisal rights) will be canceled and converted into the right to receive $1.40 per share in cash, without interest. See "PROPOSAL ONE--THE MERGER."


THE VOTING AGREEMENT


     In connection with the execution of the Merger Agreement, Norman Melnick, Chairman of the Company, and David Melnick, President and a director of the Company, and their wives (collectively, the "Melnick Family"), and Richard S. Kalin, Secretary and a director of the Company, and his wife, entered into a Voting and Lock-Up Agreement with JAKKS (the "Voting Agreement"). Pursuant to the Voting Agreement, among other things, the Melnick Family and Mr. Kalin and his wife have agreed to vote all of their shares of Common Stock (3,823,465 shares, representing approximately 30.4% of the outstanding shares of Common Stock on the Record Date) in favor of the approval and adoption of the Merger Agreement. See "PROPOSAL ONE--THE MERGER--THE VOTING AGREEMENT."


BACKGROUND OF THE MERGER; REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION


     After a comprehensive examination of the Company's business plan and a careful exploration of the Company's strategic alternatives (see "PROPOSAL ONE--THE MERGER--BACKGROUND OF THE MERGER"), the Board of Directors has determined that the Merger, the Merger Agreement, the Voting Agreement and the transactions contemplated thereby are in the best interests of the Company and its Stockholders and has, by the unanimous vote of all directors, recommended that the Stockholders vote "FOR" the approval and adoption of the Merger Agreement at the Meeting. In reaching its decision to approve the Merger Agreement and the Voting Agreement, as well as the transactions contemplated thereby, and to recommend that the Stockholders approve and adopt the Merger Agreement, the Board of Directors considered a number of factors, including the opinion of Business Valuation Services, Inc. ("BVS"), the Company's independent financial advisor, that the Merger Consideration was fair to the Stockholders from a financial point of view. See "PROPOSAL ONE--THE MERGER--REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION."


OPINION OF BUSINESS VALUATION SERVICES, INC.


     BVS has delivered its written opinion to the Board of Directors, dated
May 31, 2000, to the effect that, on the date of such opinion, and based on assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in the opinion, the Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the Stockholders. See "PROPOSAL ONE--THE MERGER--OPINION OF BUSINESS VALUATION SERVICES, INC." BVS' written opinion dated May 31, 2000 is attached as Appendix B to this Proxy Statement. The Stockholders are urged to, and should, read the BVS opinion carefully and in its entirety.


CONFLICTS OF INTEREST AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors that the Stockholders approve and adopt the Merger Agreement, Stockholders should be aware that certain officers and directors of the Company have certain interests in the Merger that are different from, or in addition to, the interests of the Stockholders. In particular, Stockholders should be aware that Norman Melnick, Chairman of the Company, and David Melnick, President and Chief Executive Officer and a director of the Company, and Richard S. Kalin, Secretary and a director of the Company, who each participated extensively in the negotiations with JAKKS with respect to the terms and conditions of the Merger Agreement, will be compensated by JAKKS following consummation of the Merger pursuant to a Supplemental Services Agreement or a Consulting Services Agreement. As a condition to the Merger, JAKKS (i) will enter into the Supplemental Services Agreements with each of Messrs. Norman Melnick and David Melnick providing for the payment to them of an aggregate of $125,000 and $216,000, respectively, for various consulting services and a covenant not to compete with JAKKS, and (ii) will enter into the Consulting Services Agreement with Mr. Kalin providing for the payment of $109,000 for various consulting services. In addition, Options which have been granted to them will be cashed out in connection with the consummation of the Merger. The Melnick Family and Mr. Kalin and his wife beneficially owned an aggregate of 3,823,465 shares of Common Stock, representing approximately 30.4% of the outstanding shares of Common Stock on the Record Date. See "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Options." In addition to any compensation Messrs. Norman Melnick, David Melnick and Kalin are to receive for their services as employees or consultants under their respective agreements, pursuant to the Merger Agreement, the Melnick Family and Mr. Kalin and his wife will receive approximately an aggregate of $5,400,000 for their shares of Common Stock and cancellation of their Options. In addition, it is expected that Messrs. Norman Melnick and David Melnick will each continue at the Effective Date (defined below) as employees of the Company at their current salaries of $150,000 per year. See "PROPOSAL ONE--THE MERGER--CONFLICTS OF INTEREST AND INTERESTS OF CERTAIN PERSONS IN THE MERGER."


FINANCING OF THE MERGER


     At the closing of the Merger, JAKKS or Merger Sub expects to pay an aggregate purchase price of approximately $18,000,000 to the holders of shares of Common Stock and the holders of Options, assuming no Stockholders exercise the dissenter's statutory appraisal rights explained in this document. In addition, the parties anticipate that JAKKS or Merger Sub will require approximately $500,000 to pay other expenses and costs relating to the Merger, and up to $18,000,000 to refinance or repay indebtedness of the Company and to finance other general corporate purposes for a total cost of $36,500,000. JAKKS has represented to the Company that it has the cash it needs to complete the Merger and related transactions. See "PROPOSAL ONE--THE MERGER--Financing of the Merger."


CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the Merger Consideration received by such Stockholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the effectiveness of the Merger, such Common Stock has been held for more than one year. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS. See "PROPOSAL ONE--THE MERGER--CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS."

OPTIONS

     Concurrently with the effectiveness of the Merger or as soon thereafter as is practicable, each Option issued, awarded or granted pursuant to the Plans or otherwise to purchase shares of Common Stock will be canceled by the Company, and each holder of a canceled Option will be entitled to receive from JAKKS in consideration for the cancellation of such Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Option, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Option. See "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Options."

CONDITIONS TO THE MERGER

     The consummation of the Merger is subject to a number of conditions, including, but not limited to, the following:

          (a) the approval of the Merger Agreement by the requisite vote of the Stockholders shall have been obtained and be in effect;

          (b) there shall have been no law enacted or injunction or other order entered which (i) makes illegal or prohibits continuation of the Merger or
     (ii) would have a Material Adverse Effect (defined below);

          (c) except for filing of the Certificate of Merger (defined below) in accordance with the DGCL, each consent of or notice to any governmental authority required for the consummation of the Merger and for the Merger Sub to conduct the Company's business, including without limitation any order or other action by the New Jersey Department of Environmental Protection and Energy ("NJDEPE") under the New Jersey Industrial Site Recovery Act ("ISRA"), shall have been obtained or given; and

          (d) Messrs. Norman Melnick and David Melnick shall have entered into a Supplemental Services Agreement and Mr. Kalin shall have entered into the Consulting Services Agreement. See "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Conditions to Obligations of Parent and Merger Sub," "--Conditions to Obligations of the Company" and "--Conditions to Obligations of Each Party."

TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the effectiveness of the Merger whether before or after the approval by the Stockholders if any of the following occurs:

          (a) by the mutual agreement of JAKKS and the Company;

          (b) if the Merger is not consummated on or before November 30, 2000, or such later date to which JAKKS and the Company may agree upon written notice to such effect to the other;

          (c) by JAKKS or the Company at any time after the Meeting if the requisite approval of the Stockholders is not obtained at the Meeting;

          (d) by JAKKS, if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, the Company, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written notice thereof to the breaching or defaulting party, JAKKS gives such notice to such party and such breach or failure shall not be cured within 30 days of the giving of such notice, upon written notice of termination to the Company; or (ii) an Alternative Action (defined below in "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Termination") shall have been taken; or

          (e) by the Company, if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, JAKKS or Merger Sub, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written notice thereof to the breaching or defaulting party, the Company gives such notice to such party and such breach or failure shall not be cured within 30 days of the giving of such notice, upon written notice of termination to JAKKS; or (ii) an Alternative Action shall have been taken and the Termination Fee (defined below) is paid.

TERMINATION FEES

     The Company has agreed to pay JAKKS a termination fee of $1,000,000 (the "Termination Fee") in the event of a termination of the Merger Agreement under certain circumstances. See "PROPOSAL ONE--THE MERGER--THE MERGER
AGREEMENT--Termination Fees."

REGULATORY MATTERS


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The Company and JAKKS filed their respective notification and report forms under the HSR Act on June 9, 2000 and jointly requested early termination of the waiting period, which request was granted on June 22, 2000. See "PROPOSAL ONE--THE MERGER--REGULATORY MATTERS."


PRICE RANGE OF COMMON STOCK

     The Common Stock is traded in the over-the-counter market on the Nasdaq National Market System under the symbol "PNTK". During the period between October 1, 1997 and May 22, 2000, the highest bid price per share was $3.125 and the lowest bid price per share was $.59375. On May 22, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing sales price per share of Common Stock as reported by Nasdaq was $.90625. The highest bid price per share on such date was $.96875, and the lowest bid price per share on such date was $.8125. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE COMMON STOCK. See "PROPOSAL ONE--THE MERGER--PRICE RANGE OF COMMON STOCK; DIVIDENDS."

APPRAISAL RIGHTS

     Stockholders of the Company are entitled to statutory appraisal rights under Section 262. The text of Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement.

     Under Section 262, Stockholders who follow the procedures set forth in
Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive, instead of the Merger Consideration, an amount determined by such court to be the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. This right is known as an "appraisal right." If a Stockholder wishes to exercise his or her statutory appraisal right, he or she must not vote in favor of the Merger and must meet certain other conditions. These conditions are set out in full in Appendix C. Delaware law requires that the Company notify Stockholders not less than 20 days prior to the Meeting that they have a right of appraisal and provide Stockholders with a copy of Section 262. This Proxy Statement constitutes that notice. If a Stockholder does not follow the procedures set out below and in Appendix C, he or she will lose his or her statutory appraisal right and if the Merger occurs, will receive the Merger Consideration in respect of his or her shares of Common Stock. See "PROPOSAL ONE--THE MERGER--APPRAISAL RIGHTS."

CERTAIN EFFECTS OF THE MERGER

     If the Merger is consummated, holders of shares of Common Stock will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. If the Merger is consummated, the Company plans to take all necessary actions (i) to de-register shares of its Common Stock under the Exchange Act and (ii) to terminate inclusion of the shares of its Common Stock in Nasdaq. See "PROPOSAL ONE--THE MERGER--CERTAIN EFFECTS OF THE MERGER."

                            SELECTED FINANCIAL DATA

     Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended September 30, 1999, 1998, 1997 and 1996 (the "Form 10-Ks"), and the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-Ks, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above under "AVAILABLE INFORMATION."

                                OPERATIONS DATA
                     ($000S OMITTED, EXCEPT PER SHARE DATA)

                                                 SIX MONTHS
                                                   ENDED                FISCAL YEARS ENDED SEPTEMBER 30,
                                                 MARCH 31,     ---------------------------------------------------
                                                   2000         1999       1998       1997       1996       1995
                                                 ----------    -------    -------    -------    -------    -------
Net sales......................................   $ 20,781     $60,949    $57,485    $60,806    $61,679    $54,892
Net (loss) income..............................     (2,596)       (334)    (3,504)       600     (5,317)    (1,059)
Basic and diluted net (loss)
  income per share.............................       (.21)    $  (.03)   $  (.28)   $   .05    $  (.51)   $  (.10)
Weighted average number of shares
  outstanding..................................     12,571      12,570     12,537     12,297     10,497     10,661
Dividends......................................         --          --         --         --         --         --

                               BALANCE SHEET DATA
                                ($000S OMITTED)


                                                                                  SEPTEMBER 30,
                                                 MARCH 31,     ---------------------------------------------------
                                                   2000         1999       1998       1997       1996       1995
                                                 ----------    -------    -------    -------    -------    -------
Working capital................................   $  9,886     $11,971    $12,883    $15,452    $13,676    $16,928
Total assets...................................     30,519      36,094     41,583     42,503     48,189     44,518
Notes payable (included in current
  liabilities).................................     11,695      13,882     18,618     17,238     22,841     17,011
Long-term debt.................................      1,400       1,500      2,000      2,300      2,300         --
Shareholders' equity...........................     11,217      13,985     14,758     17,591     16,028     21,345

                   CERTAIN INFORMATION REGARDING THE COMPANY


     Information regarding the Company's (i) business, (ii) properties,
(iii) legal proceedings, (iv) financial statements for the three fiscal years ended September 30, 1999, and the six months ended March 31, 2000, and
(v) management's discussion and analysis of such financial statements, are contained in Appendix D to this Proxy Statement, which reproduces the Company's Annual Report on Form 10-K for Fiscal 1999, and in Appendix E to this Proxy Statement, which reproduces the Form 10-Q for the fiscal quarter ended
March 31, 2000.


                                  THE MEETING

                   THE MEETING DATE; LOCATION; SOLICITATION


     Each copy of this Proxy Statement mailed to a Stockholder is accompanied by a form of proxy solicited by the Board of Directors for use at the Meeting. The Meeting will be held at the offices of Camhy, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315, on July 28, 2000 at 10:00 A.M. local time. All expenses associated with soliciting proxies will be borne by the Company.


                               MATTERS CONSIDERED

     At the Meeting, Stockholders will consider and vote upon the following matters:


          1. A proposal to approve and adopt the Merger Agreement ("Proposal One"). See "PROPOSAL ONE--THE MERGER."



          2. A proposal granting the Board of Directors discretionary authority to postpone or adjourn the Meeting in order to solicit additional votes to approve the matter set forth in Proposal One ("Proposal Two").


          3. Such other matters as may properly come before the Meeting.


     The Board of Directors has carefully considered the terms of the proposed Merger and believes that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its Stockholders. THE BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "PROPOSAL ONE--THE MERGER--REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION."


                         VOTING; REVOCATION OF PROXIES

     Voting by those present at the Meeting will be by ballot. Only holders of record on the Record Date or their duly authorized proxies will be entitled to cast ballots at the Meeting. Proxy holders who wish to vote by ballot at the Meeting must provide the Secretary of the Company with evidence of their authority to act at least 30 minutes prior to the commencement of the Meeting.

     If a proxy in the accompanying form is properly executed and submitted to the Company no later than 30 minutes prior to the commencement of the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or that voting authority is to be withheld on a proposal, proxies will be voted FOR approval of Proposal One regarding the approval and adoption of the Merger Agreement, FOR approval of Proposal Two regarding granting the Board of Directors discretionary authority to postpone or adjourn the Meeting in order to solicit additional votes to approve the matter set forth in Proposal One, and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting. See "PROPOSAL ONE--THE MERGER."

     The persons named as proxies may propose and vote for one or more adjournments or postponements of the Meeting; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger

Agreement will be voted in favor of any such adjournment or postponement unless specific authority is granted to vote in favor of such adjournment or postponement.

     Any Stockholder who is entitled to vote at the Meeting and who has given a proxy has the power to revoke such proxy at any time before it is voted by
(i) filing a written revocation with Richard S. Kalin, Secretary of the Company, at 195 Carter Drive, Edison, New Jersey 08817, (ii) executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company at the address set forth above or, if on the day of the Meeting, at the Meeting no later than 30 minutes prior to the commencement of the Meeting, or
(iii) appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy.


     The inspectors of the Meeting will canvass the Stockholders present at the Meeting, count their votes and count the votes represented by proxies which have been submitted to the Secretary of the Company no later than 30 minutes prior to the commencement of the Meeting. Abstentions and broker non-votes will be counted for purposes of determining the number of shares represented at the Meeting, but will be deemed not to have voted on any proposal. Broker non-votes occur when a broker nominee (which has voted on one or more matters at the Meeting) does not vote on one or more other matters at the Meeting because it has not received instructions to so vote from the beneficial owner of the shares and does not have discretionary authority to vote such shares. Because approval of the Merger is determined by reference to the number of shares of Common Stock outstanding on the Record Date rather than to the number of shares of Common Stock voted at the Meeting, such abstentions and non-votes are equivalent to a vote against the approval and adoption of the Merger Agreement.


          RECORD DATE; OUTSTANDING SECURITIES; QUORUM; VOTES REQUIRED

     The Company has fixed the close of business on June 6, 2000 as the Record Date for determining holders of outstanding shares of Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 12,571,258 shares of Common Stock issued and outstanding, each of which shares is entitled to one vote.

     The holders of a majority of the outstanding shares of Common Stock, which are present in person or by proxy at the Meeting, will constitute a quorum. Any shares held in treasury or by a subsidiary of the Company are not considered to be outstanding for the purposes of determining a quorum. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Accordingly, failure to vote your shares is effectively a vote against the Merger.

     The Stockholders have dissenters' statutory appraisal rights in connection with the proposal to approve and adopt the Merger Agreement. See "PROPOSAL ONE--THE MERGER--APPRAISAL RIGHTS."

                            PROPOSAL ONE--THE MERGER

GENERAL

     The Board of Directors has carefully considered and approved the Merger and the Merger Agreement as being in the best interests of the Company and the Stockholders and has, by the unanimous vote of all directors, recommended that the Stockholders vote "FOR" the approval and adoption of the Merger Agreement at the Meeting. This section of the Proxy Statement describes the proposed Merger, the Merger Agreement and certain other related matters.

STRUCTURE

     Pursuant to and subject to the terms and conditions of the Merger Agreement, and in accordance with applicable provisions of the DGCL, at the Effective Time (as defined below), Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly-owned subsidiary of JAKKS.

MERGER CONSIDERATION


     At the Effective Time, by virtue of the Merger and without any action on the part of JAKKS, Merger Sub, the Company, the Stockholders or holders of any shares of capital stock of Merger Sub, each share of Common Stock that is issued and outstanding prior to the Effective Time (other than shares of Common Stock owned by JAKKS or Merger Sub or by any direct or indirect subsidiary of JAKKS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be canceled, or which are held by dissenting Stockholders whose shares will be subject to their statutory appraisal rights) will be canceled and converted into the right to receive $1.40 in cash, without interest thereon (the "Merger Consideration").


EFFECTIVE TIME

     Pursuant to the Merger Agreement, the Merger will be consummated through the filing of a certificate of merger (the "Certificate of Merger"), in accordance with the requirements of the DGCL, as promptly as practicable after satisfaction or waiver (to the extent permitted by the Merger Agreement) of all conditions to each party's obligations to consummate the Merger contained in the Merger Agreement. The Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time agreed to by the parties as specified in the Certificate of Merger (the "Effective Time"). The date on which the Effective Time will occur is referred to herein as the "Effective Date."

PARTIES

     The Company. The Company is a manufacturer and marketer of pens, markers, pencils, other writing instruments and activity kits, primarily to major mass market retailers located in the United States, under the "Pentech" name or licensed trademark brands. The Company was formed in April 1984 to design and market writing and drawing instruments and other stationery products. In November 1989, the Company formed a wholly-owned subsidiary, Sawdust Pencil Co. ("Sawdust"), to manufacture certain of the Company's writing instruments. The Company and its wholly-owned subsidiaries are collectively referred to herein as the "Company."

     Consolidated revenues for the Company for Fiscal 1999 were approximately $60,949,000 from which the Company incurred a net loss of $334,000, or $.03 per share. Consolidated revenues for the six months ended March 31, 2000 were $20,781,000 from which the Company incurred a net loss of $2,596,000, or $.21 per share. The principal executive offices of the Company are located at 195 Carter Drive, Edison, New Jersey 08817, and its telephone number is
(732) 287-6640.

     JAKKS and Merger Sub. The principal executive offices of JAKKS and Merger Sub are located at 22761 Pacific Coast Highway, Malibu, California 90265-5064, and their telephone number is (310) 456-7799.

     JAKKS is a multi-line, multi-brand toy company that designs, develops, produces and markets toys and related products. JAKKS' principal products are
(1) action figures and accessories featuring licensed characters, principally from the World Wrestling Federation, (2) Flying Colors molded plastic activity sets, clay compound playsets and lunch boxes, (3) Road Champs die-cast collectible and toy vehicles, (4) Remco toy vehicles, role-play toys and accessories, (5) Child Guidance infant and pre-school electronic toys, toy foam puzzle mats and blocks, activity sets and outdoor products, and (6) fashion and mini dolls and related accessories. JAKKS is also a party to a joint venture that, under an exclusive license, develops, manufactures and markets video games based on World Wrestling Federation characters and themes. JAKKS focuses its business on evergreen brands, which are well-recognized trademarks or corporate, trade or brand names with long product histories, and relatively simple and inexpensive toy lines. JAKKS sells its products through its own in-house sales force and a network of independent commissioned sales representatives primarily to major U.S. toy and mass-market retail store chains, department stores, toy specialty stores, wholesalers, hobby shops and corporate accounts. Merger Sub is a wholly-owned subsidiary of JAKKS that was formed by JAKKS in May 1999, but has not engaged in any business except for actions taken to effect the Merger.

BACKGROUND OF THE MERGER

     In late October 1999, Mr. Dan Topper of Goodrich Capital International (United States) L.P. ("Goodrich") contacted Mr. Norman Melnick to inquire whether the Company would have any interest in a transaction with JAKKS. After receiving a positive response, Mr. Topper contacted Mr. Jack Friedman, Chairman and Chief Executive Officer of JAKKS, by letter to see if JAKKS would have any interest in a transaction with the Company.

     On December 18, 1999, the Company formally engaged Goodrich to act as its investment banker in connection with a transaction with JAKKS. On January 3, 2000, Mr. William Visone, Executive Vice President--Strategic Planning and Chief Financial Officer of the Company, wrote to Mr. Friedman answering some general questions Mr. Friedman had about the Company. He explained various aspects of the Company's plans to increase its gross profit margins by the establishment of a joint venture in China to manufacture products for the Company and by reducing its manufacturing operations conducted in the United States.

     On February 8, 2000, Messrs. Topper, Norman Melnick, David Melnick, Visone, Friedman, Stephen G. Berman, President and Chief Operating Officer of JAKKS, and Mike Bianco, Vice President of JAKKS, met in Goodrich's New York offices for an exploratory meeting to introduce the parties and describe their respective businesses.


     On February 10, 2000, at a meeting of the Board of Directors, the idea of a potential transaction with JAKKS was briefly discussed. The Board of Directors authorized Messrs. Norman Melnick, David Melnick and Visone to proceed having preliminary discussions with representatives of JAKKS regarding a potential transaction. It also ratified the Company's engagement of Goodrich as the Company's investment banker in connection with a transaction with JAKKS.


     On February 14, 2000, a second exploratory meeting was held with the same participants as the February 8, 2000 meeting. At that meeting, a possible business combination was proposed. Following this meeting, Messrs. Visone and Friedman had several telephone conversations further discussing the possibility of a business combination.

     On February 29, 2000, Messrs. David Melnick and Visone visited with Messrs. Friedman, Berman, Joel M. Bennett, Chief Financial Officer of JAKKS, and Bianco at JAKKS' main offices in Malibu, California, to discuss their respective businesses.

     On March 14, 2000, the Company and JAKKS entered into a standstill letter granting JAKKS 14 days to conduct its due diligence and make a formal proposal to the Company during which period the Company agreed it would not seek a proposal from a third party. On March 20, 2000, Messrs. Bennett and Jack McGrath, Vice President-Operations of JAKKS, met at the offices of the Company to conduct on-site due diligence of the Company on behalf of JAKKS.

     On April 26, 2000, Mr. Murray Skala, counsel for and a director of JAKKS, contacted Mr. Kalin, counsel, Secretary and a director of the Company, to discuss a formal proposal for JAKKS to enter into a business combination with the Company. Messrs. Skala and Kalin met on May 1, 2000, to further discuss such a proposal. During the balance of the first week of May 2000, representatives of JAKKS, the Company and Goodrich had various conversations leading to JAKKS presenting the Company with the basis of a proposal for a wholly-owned subsidiary of JAKKS to merge with and into the Company for a merger consideration of $1.40 per share of Common Stock. As a result of such conversations, a preliminary understanding was reached, and JAKKS directed its counsel to draft a merger agreement. From May 8 through May 22, 2000, the parties and their advisors negotiated the Merger Agreement and the related documents and prepared the applicable schedules and exhibits.

     During April 2000, the Company, anticipating that it may complete a business combination with JAKKS, identified BVS as a reputable independent business valuation and financial consulting firm.

     On May 12, 2000, as the negotiations between the Company and JAKKS were nearing completion, the Company formally engaged BVS to render an opinion with respect to the value of the aggregate consideration to be received in the Merger, from a financial point of view, to the holders of the outstanding equity interests of the Company.


     On May 22, 2000 the Board of Directors met in New York with representatives of Camhy, its outside counsel, to discuss the Merger. At that meeting, a detailed presentation was given by management. Counsel reported on the significant terms of the transaction, including the structure, the non-solicitation provision, the conditions to closing, the Termination Fee, the Voting Agreement and the applicable regulatory requirements. Counsel also explained that since the fairness opinion was not yet received, the Merger Agreement provided that the Company had the right to terminate the Merger Agreement if the Company did not receive before July 31, 2000 a fairness opinion to the effect that the Merger Consideration is, as of May 22, 2000, fair from a financial point of view to the holders of outstanding shares of Common Stock (the "Fairness Opinion"). Counsel also reported on the results of JAKKS legal due diligence. Counsel advised the directors as to their duties in considering a transaction such as the Merger. Counsel also highlighted the various termination provisions including the Board of Directors' "fiduciary out." Following this presentation, the Board of Directors approved the Merger Agreement and the Merger Agreement was executed later that day.



     On May 31, 2000, the Board of Directors again met in New York. At this meeting, in addition to representatives of Camhy, the Board of Directors met with Mr. David Fuller, a principal of BVS. Counsel for the Company reiterated to the Board of Directors that while the Company had entered into the Merger Agreement on May 22, 2000, the Merger Agreement was subject to the receipt by the Company by July 31, 2000 of a Fairness Opinion in form acceptable to the Board of Directors. Counsel also advised the directors as to their duties in considering whether to accept the Fairness Opinion.



     At this meeting, Mr. Fuller delivered written copies of the Fairness Opinion to the members of the Board of Directors. He reviewed with the Board of Directors his background and qualifications. He then summarized BVS' analytical process which culminated in its opinion that, as of May 31, 2000, the aggregate consideration to be received in the Merger was fair from a financial point of view, to the holders of the outstanding equity interests in the Company. After discussion amongst the Board of Directors and its advisors, the Board of Directors accepted the Fairness Opinion at its May 31, 2000 meeting. See "PROPOSAL ONE--THE MERGER--OPINION OF BUSINESS VALUATION SERVICES, INC." The Board of Directors has given unqualified approval to the Merger Agreement.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors believes that the terms of the Merger with JAKKS are fair from a financial point of view to, and in the best interest of, the Stockholders. The Board of Directors has unanimously approved the Merger, the Merger Agreement and the grant of discretionary authority to the Board of Directors to postpone or adjourn the Meeting.

     In reaching its determination to approve the Merger Agreement and the transactions contemplated by it, the Board of Directors considered the information presented to it by its management and its professional advisors. The principal factors considered by the Board of Directors are summarized below:

     -- Structure of the Merger; Terms of the Merger Agreement.  The Board of
        Directors considered the terms of the Merger Agreement and its legal, financial and tax implications, including the requirement that the Merger be submitted to a vote of the Stockholders and the Board of Directors' inability to terminate the Merger Agreement other than to accept a superior proposal. It also considered the Voting Agreement entered into by the Melnick Family and Mr. Kalin and his wife;

     -- Merger Consideration.  The Board of Directors considered the amount of
        Merger Consideration to be received by the Stockholders in the Merger, the premium over market represented thereby, and the volatility of the market price of the Common Stock on Nasdaq;

     -- Continuing Business Risks. The Board of Directors considered the risks associated with a continuation of the Company's strategic plan or a variation thereof and other uncertainties with respect to the Company's ability to achieve and maintain substantial profitability in the future, including the on-going consolidation of the writing instrument industry, intensifying competition, deficiency in the Company's management information systems, the need for additional capital to finance expansion, and the Company's recent unsatisfactory results of operations;

     -- Recent Financial Results.  The Board of Directors considered the
        Company's results of operations for the six months ended March 31, 2000 and management's projection with respect to the profitability of the Company during the near and longer term;

     -- Limited Liquidity of Common Stock. The Board of Directors considered the relative lack of liquidity and low trading volume of the Common Stock and the possible difficulty in maintaining inclusion of the Common Stock on Nasdaq which requires the Common Stock to maintain a trading price of at least $1.00, and the further decline in liquidity that failure to remain included in Nasdaq could cause.


     -- Limited Banking Resources. The Board of Directors considered the limited availability under the Company's current line of credit, the existence of past defaults and the prospects for future defaults under this line of credit requiring modification of covenants contained in the line of credit and the limited access to other sources of capital (such as public or private equity or debt, strategic alliances or other financing plans);



     -- Opinion of Financial Advisor. The Board of Directors also considered the opinion of BVS, the Company's financial advisor in the Merger, which delivered its written opinion to the Board of Directors, dated May 31, 2000, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be issued in the Merger was fair, from a financial point of view, to the holders of the outstanding equity interests in the Company; and



     -- Countervailing Considerations. The Board of Directors also considered certain factors which may be characterized as countervailing considerations, including:


          -- The possibility that a public sale or auction process might have resulted in a higher per share price than a Merger Consideration of $1.40 per share (which was significantly offset by the risk that the conduct of such a public sale or auction could have materially and adversely affected the Company's continued operations);

          -- The fact that the Stockholders will have no equity interest in the combined entity and therefor will not benefit from the potential synergies of the Merger; and

          -- The fact that the Merger will result in a taxable transaction to the Stockholders.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered. In reaching its determination to approve the Merger Agreement and the transactions contemplated by it, the Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors.

     FOR THE REASONS DESCRIBED ABOVE, AND TAKING INTO CONSIDERATION THE INFORMATION AND FACTORS SET FORTH ABOVE, THE BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF BUSINESS VALUATION SERVICES, INC.

     To assist the Board of Directors and management in connection with evaluating the fairness of the Merger Consideration, the Company retained BVS to render an opinion as to the fairness from a financial point of view of the Merger Consideration.


     The Company selected BVS for this purpose based on its qualifications and reputation as a nationally recognized appraisal and valuation consulting firm, advising and providing valuation services to clients in connection with a wide range of transactions, litigation proceedings and tax matters. BVS has had no material prior relationship with the Company or any of its respective affiliates. BVS has received two minor engagements from JAKKS on unrelated matters and rendered a fairness opinion in connection with a transaction involving another client of a law firm engaged by JAKKS. BVS does not believe these activities result in any conflict of interest. As compensation for its services, the Company has agreed to pay BVS a fee of $25,000, and to reimburse it for expenses in the amount not expected to exceed $5,000. No portion of BVS' compensation was contingent upon the results of its valuation analysis, its opinion, or the successful completion of the Merger.


     At a Special Meeting of the Company's Board of Directors on May 31, 2000, a representative of BVS presented a detailed summary of BVS' Fairness Opinion and the underlying analysis. BVS' opinion assumed that the aggregate payments to be made to the Stockholders would be approximately $18,000,000. Based on its analysis, BVS advised the Board of Directors that in its opinion the aggregate consideration to be received in the Merger was fair from a financial point of view to the holders of the outstanding equity interests of the Company. On
May 31, 2000, during this meeting, BVS delivered to the Company and the Board of Directors, written copies of its opinion and the underlying report.

     BVS' engagement was limited solely to rendering its opinion with respect to the fairness from a financial point of view of the Merger Consideration. The Company did not request BVS to, and BVS did not, participate in any negotiations between the parties to the Merger; advise the Company with respect to the determination of the Merger Consideration or any other term or condition of the Merger or any related transaction; formulate, assess or advise the Company with respect to any other business plan or strategy or any other type of transaction involving the sale of the Company or any of its assets; or seek any alternative suitor or proposal for the sale of the Company or any of its assets.


     The full text of BVS' Fairness Opinion (excluding the exhibits thereto), which sets forth the matters considered, the procedures employed, the assumptions made and the limitations on its review, is attached hereto as Appendix B. The Company urges you to read the Fairness Opinion carefully in its entirety. BVS' FAIRNESS OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS ONLY FOR THE LIMITED PURPOSES SPECIFIED THEREIN AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW. BVS' FAIRNESS OPINION (AND THE DISCUSSION OF ITS UNDERLYING ANALYSES INCLUDED HEREIN) DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE AN ENDORSEMENT OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE MEETING.

     In arriving at its opinion, BVS (a) reviewed the terms of the Merger Agreement, (b) reviewed certain business and historical financial information relating to the Company, (c) reviewed certain financial forecasts and other data provided to it by management of the Company relating to the businesses and prospects of the Company, (d) conducted discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company, (e) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business it believed to be generally comparable to the Company's, (f) reviewed the terms of certain recent acquisition transactions, including business combinations, which it believed to be generally comparable to the Merger, (g) reviewed current market conditions, including the markets for securities comparable to those of the Company, and
(h) conducted such other financial studies, analyses and investigations, and considered such other information as it deemed necessary or appropriate. BVS relied on the accuracy and completeness of the financial and other information regarding the Company provided to it and did not independently verify any such information. BVS assumed that the financial forecasts presented to it by the Company had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the Company's future financial performance. BVS did not make any independent evaluation or appraisal of any of the Company's assets or liabilities (contingent or otherwise), and its opinion was based on economic, monetary and market conditions existing on the date of its opinion.

     In connection with its opinion, BVS performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not necessarily susceptible to summary description. Furthermore, in arriving at its opinion, BVS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BVS believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the preparation of the Fairness Opinion. In performing its analyses, BVS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. Any theoretical or implied values derived from these analyses are not necessarily indicative of actual fair market values, which may be, significantly more or less favorable than as set forth therein. In addition, BVS did not conduct an appraisal of any assets of the Company, and its analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which the Company's businesses or assets may actually be sold.


     BVS' opinion and related financial analyses were only one of several factors considered by the Board of Directors in its evaluation of the Merger and should not be considered as determinative of the Board of Directors' decision to approve and recommend the Merger.


     The following is a summary of the analyses conducted by BVS as a basis for its opinion of the fairness of the Merger Consideration from a financial point of view, and does not purport to be a complete description of such analyses.

INCOME APPROACH

     The income approach involves determining the present worth of anticipated future net cash flows generated by a business. BVS employed a discounted cash flow analysis, which is based on the premise that the value of the business enterprise is the value of the future economic income to be derived by the owners of the business, and involves an analysis of revenues, expenses, depreciation, capital spending and residual value. The net cash flows are forecast for an appropriate period, based on various factors influencing revenues, expenses and capital investment, and then discounted to present value using an appropriate discount rate. BVS determined that the discounted cash flow analysis implied a control value of the Company of between $15 and $18 million.

PUBLIC MARKET ANALYSIS


     This approach, involves identifying and analyzing historical financial data relating to comparable securities in the public markets in order to determine the relationships among certain operating and financial ratios and applying such ratios to determine the implied market value of the Company. BVS conducted a historical financial analysis and pricing study of six companies (including the Company) in the writing instrument and art supply markets and derived market minority interest multiples and controlling interest multiples for the Company as follows:


                                              MARKET MINORITY INTEREST
                                                MULTIPLES IMPLIED BY        IMPLIED CONTROLLING
                                                 ACTUAL STOCK PRICE          INTEREST MULTIPLE
                                              ------------------------      -------------------
Price/Revenue..............................               .39                         .51(1)
Price/EBITDA...............................             24.73                         9.0(1)
Price/EBIT.................................               NMF                        10.4(1)

------------------

(1) Based on updated FY2000 projections furnished to BVS by the Company.

CONTROL PREMIUM APPROACH

     This approach involves a determination of the premium that an acquiror might be willing to pay over the public market price to achieve control of the Company. Since the public market price of securities reflects the value of such security as held by minority interests that lack the ability to control the management or operation of the Company, a potential acquiror typically would be willing to pay a price in excess of the public market price for the control of the Company gained through the acquisition of all or a majority of the outstanding securities. BVS performed the following procedures to determine the range of the control premium that might apply in the Merger.

     (a) BVS analyzed the historic market price and volatility of the Common Stock; and

     (b) BVS compared the proposed acquisition premium to be paid by JAKKS in the Merger to the average premiums paid for (i) all acquisitions of public companies in 1999; and (ii) acquisitions of companies in the miscellaneous manufacturing industry in 1999.

     Based on these procedures, BVS concluded that the proposed premium in the Merger exceeds the premiums paid in the other classes of transactions analyzed.

                         AVERAGE PREMIUM                             TWO WEEK      FOUR WEEK
------------------------------------------------------------------   --------      ---------
All acquisitions of public companies in 1999......................      NA             43%
Acquisitions of companies in the miscellaneous manufacturing
  industry in 1999................................................      NA             30%
Current Transaction...............................................      40%            49%

CONFLICTS OF INTEREST AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors that the Stockholders approve and adopt the Merger Agreement, Stockholders should be aware that certain officers and directors of the Company have certain interests in the Merger that are different from, or in addition to, the interests of the Stockholders. In particular, Stockholders should be aware that as a condition to the Merger, JAKKS (i) will enter into a Supplemental Services Agreement with each of Messrs. Norman Melnick and David Melnick providing for the payment of an aggregate of $125,000 and $216,000, respectively, for various consulting services and a covenant not to compete with JAKKS, and (ii) will enter into a Consulting Services Agreement with Mr. Kalin providing for the payment of $109,000 for various consulting services. Messrs. Norman Melnick, David Melnick and Kalin will be paid for their services in approximately three equal installments, the first at the closing of the Merger, the second on December 31, 2000 and the third on December 31, 2001. Messrs. Norman Melnick and David Melnick are each also expected to continue at the Effective Date as employees of the Company at an annual salary of $150,000 per year.


     Pursuant to the Supplemental Services Agreement with Mr. Norman Melnick, JAKKS will cause the Company to cancel and forgive any and all indebtedness of Mr. Norman Melnick or any other person to the Company on account of loans made by the Company to fund insurance premiums payable on the life insurance policy of Mr. and Mrs. Norman Melnick (the "Policy"). Mr. Norman Melnick, on behalf of himself and his wife, will agree and acknowledge that any obligation that the Company has with respect to the making of such loans will terminate and JAKKS, on behalf of the Company, will agree and acknowledge that Mr. Norman Melnick and his wife may make any amendment or rider to the Policy to remove the Company as a beneficiary entitled to receive any portion of the proceeds of the Policy.



     The Melnick Family and Mr. Kalin and his wife beneficially owned an aggregate of 3,823,465 shares of Common Stock, representing approximately 30.4% of the outstanding shares of Common Stock on the Record Date. In addition to any compensation Messrs. Norman Melnick, David Melnick and Kalin are to receive for their services as employees or consultants under their respective agreements, pursuant to the Merger Agreement, the Melnick Family and Mr. Kalin and his wife will receive approximately an aggregate of $5,400,000 for their shares of Common Stock and cancellation of their Options.


     Pursuant to the agreement between the Company and Goodrich, Goodrich is entitled to a fee at the closing of the Merger equal to 1.5% of the aggregate Merger Consideration plus the bank debt assumed upon completion of the Merger.

FINANCING OF THE MERGER


     The total amount of funds required by JAKKS or Merger Sub to pay the aggregate Merger Consideration due to Stockholders and Option holders of the Company at the closing of the Merger, assuming there are no dissenting Stockholders, is expected to be approximately $18,000,000. In addition, JAKKS or Merger Sub will require approximately $500,000 to pay other expenses and costs relating to the transactions and up to $18,000,000 to refinance or repay indebtedness of the Company and for other general corporate purposes for a total cost of $36,500,000. The Company's outstanding indebtness is expected to be refinanced or repaid.


     JAKKS has represented to the Company that it has reserved cash sufficient to pay the Merger Consideration.

CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

     The following is a summary of the material United States federal income tax consequences of the Merger to Stockholders.

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the Merger Consideration received by such Stockholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such Common Stock has been held for more than one year.

     The foregoing discussion may not apply to Stockholders who acquired their Common Stock pursuant to the exercise of employee stock options, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.


THE MERGER AGREEMENT


     The description of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A.


EFFECTIVE TIME


     Pursuant to the Merger Agreement, the closing of the Merger, at which the Certificate of Merger will be filed in accordance with the requirements of the DGCL, will be held on the earliest practicable date, and in any event on or before the second business day after the satisfaction (or waiver) of all conditions to closing provided in the Merger Agreement (other than a condition which, by its terms, is to be satisfied at the closing). The closing shall be held at the offices of JAKKS' counselFeder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, NY 10022 or at such other place or on such other date, and at such time, as the Company, JAKKS and Merger Sub may agree.


CERTIFICATE OF INCORPORATION AND BYLAWS

     The Merger Agreement provides that the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation unless and until amended. The Merger Agreement further provides that the bylaws of Merger Sub will become the bylaws of the Surviving Corporation unless and until revoked or amended.

DIRECTORS AND OFFICERS


     The two directors of Merger Sub at the Effective Time, from and after the Effective Time, will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws. The directors of Merger Sub currently are Messrs. Friedman and Berman. At the Effective Time, all incumbent directors of the Company shall resign. The officers of Merger Sub at the Effective Time from and after the Effective Time, shall become the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws.


OPTIONS

     Concurrently with the effectiveness of the Merger, or as soon thereafter as is practicable, each Option issued, awarded or granted pursuant to the Plans or other stock options granted by the Company to purchase shares of Common Stock, will be canceled by the Company, subject to obtaining the consents, if necessary, of directors, officers and other holders discussed below, and each holder of a canceled Option will be entitled to receive from JAKKS in consideration for the cancellation of such Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Option. At or prior to the closing of the Merger, the Company will deliver to JAKKS agreements (in a form reasonably acceptable to JAKKS) executed by each holder of an Option acknowledging that the payment described above is being made in full satisfaction of such individual's right under the applicable Option.

EXCHANGE OF CERTIFICATES

     The Merger Agreement provides that the exchange of shares of Common Stock for the Merger Consideration will be effected as follows:


          (a) Prior to the Effective Time, JAKKS will designate American Stock Transfer & Trust Company to act as paying agent (the "Paying Agent") in effecting the exchange for the Merger Consideration of certificates that, prior to the Effective Time, represented shares of Common Stock (the "Certificates"). Upon the surrender of each such Certificate, together with a properly completed letter of transmittal, the Paying Agent will pay the holder of such Certificate the Merger Consideration multiplied by the number of shares of Common Stock formerly represented by such Certificate, in exchange thereof, and such Certificate will forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing shares of Common Stock owned by JAKKS or Merger Sub or by any direct or indirect subsidiary of JAKKS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be canceled, or which are held by dissenting Stockholders whose shares will be subject to their statutory appraisal rights) will represent solely the right to receive the Merger Consideration. No interest will be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition to such exchange that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange will pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.


          (b) Prior to the Effective Time, JAKKS or Merger Sub will deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the Stockholders and the Option holders, the aggregate Merger Consideration to which Stockholders or Option holders will be entitled at the Effective Time.

          (c) Promptly after the Effective Time, the Paying Agent will mail to each record holder of a Certificate a form of a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

REPRESENTATIONS AND WARRANTIES


     The Merger Agreement includes various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by the Company (except as disclosed) as to, among other things: (i) the organization, existence and standing of the Company; (ii) the corporate power, authority, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated thereby; (iii) the engagement of BVS to render a Fairness Opinion; (iv) the Board of Directors has determined that the Merger is advisable and in the best interests of the Company and the Stockholders, approved it and adopted resolutions recommending that the Stockholders approve the Merger; (v) the absence of the need (except as specified) for governmental or other filings or actions with respect to the Merger Agreement and the transactions contemplated thereby; (vi) the absence of pending or threatened litigation which would have a Material Adverse Effect (defined below) on the Company and the absence of any writ, order, judgement, injunction or decree which would have a Material Adverse Effect on the Company;
(vii) the capital structure of the Company; (viii) the organization, existence and standing of each of the Company's subsidiaries; (ix) documents having been filed by the Company with the Commission and the Company's financial statements and the accuracy of information contained therein since January 1997; (x) the absence of certain changes or events since September 30, 1999 which would have a Material Adverse Effect on the Company; (xi) the ownership of property of the Company; (xii) the existence of no material breaches by the Company of any agreement to which it is a party; (xiii) that the Company's inventory consists solely of merchandise usable or salable in the ordinary course of its business;
(xiv) that the accounts receivable of the Company result from bona fide sales to nonaffiliates of the Company; (xv) the existence of government approvals necessary to operate the business; (xvi) intellectual property matters; (xvii) the real property utilized by the Company; (xviii) the use of hazardous materials; (xix) the filing of tax returns, payment of taxes and other matters;
(xx) the terms, existence, operations, liabilities and compliance with applicable laws of the Company's benefits plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xxi) labor and union matters; (xxii) the existence of severance rights of any employee or knowledge of any employee intending to terminate his or her employment relationship with the Company; (xxiii) memberships in entertainment facilities or automobile leases; (xxiv) the sales or purchases from the Company's ten largest customers and suppliers; (xxv) insurance matters; (xxvi) the existence of no broker other than Goodrich; and (xxvii) the accuracy of the representations of the Company contained in the Merger Agreement.


     As used in this Proxy Statement, the term "Material Adverse Effect" means a material adverse effect in the business of the Company, or the operations, financial condition or results of operations of the Company and its subsidiaries taken as a whole. As used in this Proxy Statement, "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority or any group of the foregoing acting in concert.


     The Merger Agreement also includes representations and warranties by JAKKS as to, among other things: (i) the organization, existence and standing of JAKKS and Merger Sub; (ii) the corporate power, authority, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated thereby; (iii) the absence of the need (except as specified) for governmental or other filings or actions with respect to the Merger Agreement and the transactions contemplated thereby, the absence of pending or threatened litigation affecting JAKKS or Merger Sub in which an unfavorable order would prohibit, invalidate or make unlawful the Merger Agreement or carrying out the provisions thereof or the transactions contemplated thereby; (iv) the existence of no broker engaged by JAKKS or Merger Sub; (v) the reservation by JAKKS of sufficient funds to pay the Merger Consideration; and (vi) the accuracy of the representations of JAKKS contained in the Merger Agreement or made to the Company for use in a related document including, but not limited to, this Proxy Statement.


BUSINESS OF THE COMPANY PENDING THE MERGER

     From the date the Company executed the Merger Agreement until the closing of the Merger, except as JAKKS may otherwise consent (which consent may not be unreasonably withheld), the Company has agreed with JAKKS that the Company and its subsidiaries shall:

          (a) conduct their business in the ordinary course;

          (b) use commercially reasonable best effects to preserve the business and assets of the Company and maintain their respective relationships with customers and other Persons with which they have material business dealings;

          (c) not enter into any agreement restricting their ability to conduct business activities;

          (d) not (i) sell, lease, transfer or dispose of any material asset of the Company other than sales of merchandise from inventory in the ordinary course of business or the disposal of defective, obsolete or otherwise unusable assets or (ii) terminate any material contract except upon expiration of the term thereof as provided therein;

          (e) use commercially reasonable best efforts to maintain all required governmental permits and consents and to comply with all applicable orders to which the Company or its subsidiaries is subject;

          (f) use commercially reasonable best efforts to maintain in full force and effect (or to replace on substantially equivalent terms) all currently applicable insurance;

          (g) except as required under any agreement applicable to the Company or a subsidiary or in the ordinary course of business consistent with its past practices, not increase the compensation or other employment benefits payable to or for the benefit of any employee, or enter into, adopt or modify any Plan or other agreement, plan, commitment or arrangement to provide to any employee or other Person any deferred compensation, retirement, severance or other similar payment or benefit;

          (h) not make any loan or advance or otherwise extend any credit to any director or officer of the Company or a subsidiary of the Company or any affiliate of any such director or officer;

          (i) not amend the Company's Certificate of Incorporation or Bylaws;

          (j) not merge or consolidate with any other Person or purchase or otherwise acquire any securities of, or other equity interest or participation in, any Person (other than a subsidiary of the Company);

          (k) other than pursuant to the Company's current credit facility, not incur or assume any indebtedness in an amount in excess of $250,000;

          (l) not purchase or otherwise acquire any securities of, or make any other investment in, any Person or enter into or create any joint venture;

          (m) not acquire (other than in the ordinary course of business) the business or assets, substantially as a whole, of any other Person, or make any capital expenditure in excess of $250,000;

          (n) not declare, set aside or pay any dividend or make any other distribution in cash, securities or other property, on or in respect of any capital stock (other than a cash dividend or distribution by any subsidiary of the Company or any other subsidiary);

          (o) not split or reverse-split the Common Stock or effect any other recapitalization or capital reorganization, or issue or reserve for issuance any Common Stock, other than upon the exercise of an Option in accordance with the terms thereof, or issue or grant any option, warrant or right to purchase, or security or instrument convertible into or exercisable for the Common Stock or any other capital stock of the Company; or

          (p) enter into, adopt or assume any agreement, commitment or arrangement which obligates the Company or any subsidiary of the Company to act or to refrain from acting in violation of, or in a manner inconsistent with, any of the foregoing.

STOCKHOLDER MEETING


     The Meeting will be held on July 28, 2000 at 10:00 A.M., local time, at the offices of Camhy, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315. At the Meeting, Stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal to grant the Board of Directors authority to postpone or adjourn the Meeting in order to solicit additional votes to approve and adopt the Merger Agreement; and (iii) such other matters as may properly come before the Meeting or any adjournment or postponement thereof. See "THE MEETING--MATTERS CONSIDERED."


     The Company has fixed the close of business on June 6, 2000 as the Record Date for determining holders of outstanding shares of Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 12,571,258 shares of Common Stock issued and outstanding, each of which shares is entitled to one vote. The holders of a majority of the outstanding shares of Common Stock, which are present in person or by proxy at the Meeting, will constitute a quorum. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Accordingly, failure to vote your shares is effectively a vote against approval and adoption of the Merger Agreement.


     Only record holders of shares of Common Stock or their duly authorized proxies will be entitled to cast ballots at the Meeting. Proxy holders who wish to vote by ballot at the Meeting must provide the Secretary of the Company with evidence of their authority to act at least 30 minutes prior to the commencement of the Meeting. See "THE MEETING--VOTING; REVOCATION OF PROXIES."


NO SOLICITATION

     Except as set forth below, none of the Company, any subsidiary of the Company, the Melnick Family, Mr. Kalin, any affiliate thereof, any director, officer, employee or other agent or representative of any of them, shall, directly or indirectly, accept or solicit any inquiry, offer or proposal from any Person other than JAKKS with respect to any transaction involving any sale or other disposition of the Company (other than in the ordinary course of business) or any Common Stock or any subsidiary of the Company. The Company has agreed to promptly advise JAKKS of the receipt of any such inquiry, offer or proposal and the material terms thereof.

     The Company shall not be subject to this restriction with respect to any bid, offer or other proposal relating to an Alternative Transaction (defined below) (an "Alternative Proposal") that (a) is made in writing, (b) the Board of Directors determines in good faith in the exercise of its business judgement is reasonably capable of being completed on the terms proposed and if so completed would result in an Alternative Transaction that, from a financial point of view, would be superior and more beneficial to the Stockholders than the Merger, and (c) the Board of Directors determines in good faith that its failure to consider such Alternative Proposal or to withdraw, modify or qualify its approval or recommendation of the Merger would cause it to violate its fiduciary duties under the DGCL (a "Superior Proposal"). Prior to entering into any negotiations or discussions with any other Person with respect to, or furnishing confidential information or otherwise responding to, any Superior Proposal, Pentech shall enter into a confidentiality agreement with such Person (which agreement may not include any provision granting to such Person an exclusive right to negotiate with the Company with respect to an Alternative Transaction).


     Subject to the Company's compliance with these conditions prior to obtaining the Company Stockholder Approval (defined below), the Board of Directors may withdraw its approval or recommendation of the Merger, or modify or qualify such approval or recommendation, or approve or recommend a Superior Proposal if the Company shall give to JAKKS at least five days prior written notice of this. Unless the Merger Agreement is terminated in accordance with its terms prior to the Meeting, notwithstanding the Company's receipt of any Alternative Proposal or any Alternative Action (defined below), the Company shall hold the Meeting and call for a vote of the Stockholders for the approval and adoption of the Merger Agreement.


     As used in this Proxy Statement, the term "Alternative Transaction" shall mean (a) any merger, consolidation or other business combination or reorganization pursuant to which a substantial portion of the business or the assets of the Company are sold or otherwise transferred to, or combined with that or those of, another Person; (b) a transaction as a result of which any Person (other than the Company or a subsidiary of the Company) becomes the holder, directly or indirectly, of securities of the Company having 30% or more of the voting power of all voting securities of the Company; or (c) the acquisition, directly or indirectly, by another Person of control of the Company, in each case, other than the Merger. As used in this Proxy Statement, the term "Alternative Action" means any action (a) by the Board of Directors (i) to withdraw its approval or recommendation of the Merger, (ii) to modify or to qualify such approval or recommendation in a manner adverse to JAKKS or which would prevent, impede or delay the consummation of the Merger or (iii) to accept or recommend an Alternative Proposal; or (b) by the Company, the Melnick Family or Mr. Kalin or his wife to enter into any contract, letter of intent, agreement in principle or similar agreement relating to any Alternative Transaction.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     From and after the Effective Time, JAKKS shall cause the Company, as the Surviving Corporation, to, and the Company, as the Surviving Corporation, shall, subject to any condition or limitation provided by Section 145 of the DGCL, indemnify each Person who at any time prior to the Effective Time shall have been a director or officer of the Company or a subsidiary of the Company and hold each such Person harmless from and against any loss, liability, or obligation, damage or expense, including reasonable attorneys' fees and disbursements, which any of them may suffer or incur in connection with any claim or proceeding against any of them based upon or resulting from any act or omission occurring at or prior to the Effective Time, including any acts or omissions in connection with the Merger Agreement or the Merger, in the same manner and to the same extent as is provided in the Certificate of Incorporation, Bylaws and any indemnification agreement of the Company or a subsidiary of the Company, as applicable, on the date of the Merger Agreement; cause the Company's Bylaws at all times during the six-year period following the Effective Time to include a provision for such indemnification and a provision regarding the elimination or limitation of liability of all such Persons in the manner and to the extent provided in the Certificate of Incorporation, or the Bylaws of the Company or a subsidiary of the Company, as applicable; and cause to be maintained throughout such six year period directors' and officers' liability insurance substantially equivalent to that provided to such Persons by the Company on the date of the Merger Agreement.

SUPPLEMENTAL SERVICES AGREEMENTS AND OTHER ARRANGEMENTS

     Prior to the Effective Time, the Board of Directors will adopt such resolutions or take such other actions as are required to (i) effect the transactions described in "--Options" above and (ii) with respect to any stock option, stock appreciation or other stock benefit plan of the Company or any of its Subsidiaries not addressed by the preceding clause (i), ensure that, following the Effective Time, no participant therein will have any right thereunder to acquire any capital stock of the Surviving Corporation or any subsidiary thereof.

     As a condition to the Merger Agreement, JAKKS will enter into a Supplemental Services Agreement with each of Messrs. Norman Melnick and David Melnick providing for the payment to them of an aggregate of $125,000 and $216,000, respectively. Pursuant to these agreements, Messrs. Norman Melnick and David Melnick shall perform until December 31, 2001 such consulting services as the Company may from time to time request with respect to the integration of the Company's business with JAKKS, which services shall not exceed more than five hours per month and shall not require either of them to travel more than 30 miles from their principal residence. In addition, Messrs. Norman Melnick and David Melnick will each agree for 30 months from the Effective Time or the first anniversary of the date of termination of their employment by JAKKS or a subsidiary thereof, whichever is later, not to directly or indirectly (a) own, control, manage, operate, participate or invest in, or otherwise be connected with, in any manner, any business activity, venture or enterprise which is engaged in any toy or stationery business in the United States in which JAKKS (or any subsidiary thereof) is engaged during the term of his employment; or
(b) for himself or on behalf of any other person, employ or engage any person who shall have been at any time within the preceding six month period an employee of JAKKS (or a subsidiary thereof) or contact any supplier, customer or employee of JAKKS (or a subsidiary thereof) for the purpose of soliciting or diverting any supplier, customer or employee from JAKKS (or such subsidiary). In addition, it is expected that Messrs. Norman Melnick and David Melnick will each continue at the Effective Date as employees of the Company at their current salary of $150,000 per year.



     Pursuant to the Supplemental Services Agreement with Mr. Norman Melnick, JAKKS will cause the Company to cancel and forgive any and all indebtedness (the principal amount of which was approximately $174,000) of Mr. Norman Melnick or any other person to the Company on account of loans made by the Company to fund insurance premiums payable on the life insurance policy of Mr. and Mrs. Norman Melnick (the "Policy"). Mr. Norman Melnick, on behalf of himself and his wife, will agree and acknowledge that any obligation that the Company has with respect to the making of such loans will terminate and JAKKS, on behalf of the Company, will agree and acknowledge that Mr. Norman Melnick and his wife may make any amendment or rider to the Policy to remove the Company as a beneficiary entitled to receive any portion of the proceeds of the Policy.


     In addition, as a condition to the Merger Agreement, JAKKS will enter into the Consulting Services Agreement with Mr. Kalin providing for the payment to Mr. Kalin of $109,000. Pursuant to this agreement, Mr. Kalin shall perform until December 31, 2001 such consulting services (other than legal services) as JAKKS may from time to time request with respect to the integration of the Company's business with JAKKS, which services shall not exceed more than five hours per month and shall not require him to travel more than 30 miles from his principal residence.

     Payments to Messrs. Norman Melnick, David Melnick and Mr. Kalin under their Supplemental Services Agreement or Consulting Services Agreement with JAKKS shall be made in three approximately equal installments, the first at the closing of the Merger, the second on December 31, 2000 and the final payment on December 31, 2001.

CONDITIONS TO OBLIGATIONS OF EACH PARTY


     The respective obligations of the Company, on the one hand, and JAKKS and Merger Sub, on the other hand, to consummate the Merger are further subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions: (a) the Stockholders shall have approved and adopted the Merger Agreement (the "Company Stockholder Approval"); (b) no order or law shall be in effect which (i) makes illegal or prohibits consummation of the Merger or
(ii) would have a Material Adverse Effect, and no proceeding which could result in the enactment or adoption of any such law or the issuance of any such order shall be pending; (c) except for the filing of the Certificate of Merger, each consent of, or notice to, any governmental authority required for the consummation of the Merger and for the Surviving Corporation to conduct the business, including without limitation any order or other action by the NJDEPE under ISRA, shall have been obtained or given; and (d) the Supplemental Services Agreements and the Consulting Services Agreement shall have been executed and delivered by the respective parties thereto.

CONDITIONS TO OBLIGATIONS OF JAKKS AND MERGER SUB


     The obligations of JAKKS and Merger Sub under the Merger Agreement to consummate the Merger are subject to the satisfaction (or waiver) by JAKKS, at or prior to the Effective Time, of each of the following conditions: (a) each of the representations and warranties made by the Company that is qualified as to Material Adverse Effect shall be true, and each of the representations and warranties made by the Company in the Merger Agreement that is not so qualified shall be true in all material respects, at and as of the Effective Time;
(b) the Company shall have, in all material respects, performed obligations and conditions to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (c) since the date of the Merger Agreement, no event shall have occurred and no circumstances shall have existed which has had or would have a Material Adverse Effect; (d) each holder of an Option that does not by its terms or pursuant to the terms under which it is granted terminate at the Effective Time shall have executed and delivered to JAKKS an agreement terminating such Option at the Effective Time; (e) JAKKS shall have received environmental audit report(s) from environmental engineering or consulting firm(s) reasonably satisfactory to JAKKS and Pentech (i) confirming that there is no material likelihood that the aggregate cost of environmental site remediation or clean-up at any real property utilized by the Company or other facility or site (including without limitation for the treatment, storage or disposal of hazardous materials and underground storage tanks) located in the State of New Jersey would exceed $75,000, and (ii) not indicating that there is any other material environmental liability associated with any such real property or other facility or site; (f) JAKKS shall have received an opinion of Grotta, Glassman & Hoffman, P.A., in form and substance reasonably satisfactory to JAKKS, to the effect that the Company has complied in all material respects with applicable laws relating to ERISA, labor and employment matters and confirming in substance the Company's representations and warranties in respect thereto; and (g) the Company and its subsidiaries shall execute and/or deliver at the closing of the Merger the documents so to be executed and/or delivered by them and take all other actions at the closing required to be taken by them pursuant to the Merger Agreement.


CONDITIONS TO OBLIGATIONS OF THE COMPANY


     The obligations of the Company under the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions: (a) the representations and warranties of JAKKS and the Merger Sub shall be true in all material respects at and as of the Effective Time; (b) JAKKS shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it pursuant to the Merger Agreement; (c) JAKKS shall have obtained the consent of Bank of America, N.A., as required under the Company's current credit facility or shall have satisfied and discharged all outstanding monetary obligations under such facility; and (d) JAKKS and Merger Sub shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by them and take all other actions at the closing of the Merger required to be taken by them pursuant to the Merger Agreement.


TERMINATION


     The Merger Agreement may be terminated at any time prior to the closing of the Merger:


          (a) by the mutual agreement of JAKKS and the Company;

          (b) by any party, if the Merger shall have not occurred on or before November 30, 2000, or such later date to which JAKKS and the Company may agree upon written notice to such effect to the other;

          (c) by any party, at any time after the Meeting if, the Company Stockholder Approval is not obtained;

          (d) by JAKKS if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, the Company, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written notice thereof to the breaching or defaulting party, JAKKS gives such notice to such party and such breach or failure shall not be cured within 30 days of the giving of such notice, upon written notice of termination to the Company; or (ii) an Alternative Action shall have been taken; and

          (e) by the Company if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of JAKKS or Merger Sub, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written notice thereof to the breaching or defaulting party, the Company gives such notice to such party and such breach or failure shall not be cured within 30 days of the giving of such notice, upon written notice of termination to JAKKS; or (ii) an Alternative Action shall have been taken with respect to a Superior Proposal and the Company shall have paid the Termination Fee (defined below) to JAKKS.

TERMINATION FEES

     If (a) the Merger Agreement is terminated by JAKKS at any time after the Meeting, if the Company Stockholder Approval is not obtained because the Melnick Family or Mr. Kalin and his wife have failed to vote their shares of Common Stock in favor of the Merger at the Meeting or otherwise made any material misrepresentation or failed in any material respect to comply with his or her obligations pursuant to the Voting Agreement, or because an Alternative Action shall have been taken; or (b) the Company terminates the Merger Agreement because an Alternative Action shall have been taken with respect to a Superior Proposal, the Company shall pay to JAKKS a termination fee in the amount of $1,000,000 (the "Termination Fee") within 15 days of such termination. The Termination Fee, if applicable, shall constitute liquidated damages to JAKKS in respect of all losses, liabilities, damages and expenses suffered or incurred by JAKKS by reason of the termination of the Merger Agreement or the failure of the Company to close the Merger and shall be in lieu of any other remedy or relief otherwise available to JAKKS by reason thereof.

FEES AND EXPENSES


     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses. The Company will pay JAKKS the Termination Fee under certain circumstances See "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Termination Fees".


     Estimated fees and expenses to be incurred by the Company or JAKKS in connection with the Merger are as follows:

Fairness Opinion Fee and Disbursements......................   $   30,000
Investment Banking Fee......................................   $  450,000
SEC Filing Fees.............................................   $    3,520
HSR Filing Fees.............................................   $   45,000
Legal Fees and Expenses.....................................   $  215,000
Printing and Mailing Expenses...............................   $   30,000
Paying Agent Fees...........................................   $    7,500
Miscellaneous (including fees of environmental consultants,
  license transfer fees, if any, early payment premium on
  credit facility, if any, and other transaction costs).....   $  675,000
                                                               ----------
     Total..................................................   $1,456,020
                                                               ==========

AMENDMENT AND WAIVERS


     At any time prior to the Effective Time and notwithstanding that the Company Stockholder Approval has been obtained, JAKKS and the Company may amend the Merger Agreement, if such amendment is authorized and approved by the respective Boards of Directors of JAKKS and the Company; provided that, after the Company Stockholder Approval is obtained, no such amendment may be made which is prohibited or which would require further action by the Stockholders, pursuant to Section 251(d) of the DGCL or other applicable law; and provided further that no such amendment shall, unless the Melnick Family, Mr. Kalin and his wife agrees or otherwise consents in writing thereto, impose any additional obligation on such Stockholder, as such, or deprive such Stockholder of any right, power or privilege, other than as provided in the Merger Agreement prior to such amendment. No amendment of the Merger Agreement shall be valid or effective, unless in writing and signed by or on behalf of JAKKS and the Company.


     No course of dealing or omission or delay on the part of any party to the Merger Agreement in asserting or exercising any right thereunder shall constitute or operate as a waiver of any such right. No waiver of any provision thereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

THE VOTING AGREEMENT


     In connection with the execution of the Merger Agreement, the Company and the Melnick Family and Mr. Kalin and his wife, entered into the Voting Agreement. Pursuant to the Voting Agreement, the Melnick Family and Mr. Kalin and his wife, have each agreed to vote their shares of Common Stock at every meeting of the Stockholders from the date of the Voting Agreement to the termination of the Voting Agreement, as provided therein (i) to adopt the Merger Agreement and to approve the Merger in favor of any other action that could reasonably be expected to facilitate the Merger, and (ii) against any action or proposal that could reasonably be expected to result in the failure of any of the conditions to the obligations of the parties to the Merger Agreement with respect to the Merger or otherwise prevent, interfere with or delay the consummation of the Merger.



     At the Record Date, the number of shares of Common Stock owned by the Melnick Family and Mr. Kalin and his wife, including their minor children, were 3,823,465, representing approximately 30.4% of the voting power of the outstanding Common Stock.


     Pursuant to the terms of the Voting Agreement, the Melnick Family and Mr. Kalin and his wife have each agreed without the prior written consent of JAKKS, not to (a) sell, assign, pledge or otherwise transfer or dispose of any shares of Common Stock or create or suffer to exist any lien upon any shares of Common Stock owned by any of them; (b) agree or consent to relinquish or limit any right which any of them have or may exercise to vote or to direct the manner of voting of any shares of Common Stock; or (c) enter into any agreement, commitment or arrangement by which any other person would acquire any right to vote or to direct the manner of voting any shares of Common Stock.


     The Voting Agreement will terminate upon the earlier to occur of such date and time as (i) the Merger shall become effective in accordance with the provisions of the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with its terms (see "PROPOSAL ONE--THE MERGER--THE MERGER AGREEMENT--Termination").


ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase under generally accepted accounting principles. Under this method of accounting, all identifiable assets and liabilities of the Company will be adjusted to fair value at the effective date of the Merger and any excess of the Merger Consideration over the fair value of the underlying net assets of the Company will be recorded as goodwill. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY MATTERS


     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The Company and JAKKS filed their respective notification and respect forms under the HSR Act on June 9, 2000 and jointly requested early termination of the waiting period which request was granted on June 22, 2000.


     Federal and state antitrust enforcement authorities frequently scrutinize the legality under the antitrust laws of mergers such as the Merger. At any time before or after the effectiveness of the Merger, and notwithstanding that the HSR Act waiting period has expired, any such agency could take any action under the antitrust laws that it deems to be in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of business of the Company and JAKKS acquired as a result of the Merger. Private parties may also file legal actions under the antitrust laws under certain circumstances.

     Based on information available to it, the Company believes that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and JAKKS would prevail or would not be required to accept certain conditions in order to consummate the Merger.

PRICE RANGE OF COMMON STOCK; DIVIDENDS

     The Common Stock is traded in the over-the-counter market on the Nasdaq National Market System under the symbol "PNTK." The following table sets forth the range of high and low bid prices for the Common Stock for each of the periods indicated as reported on Nasdaq. Quotations represent prices between dealers and do not reflect retail mark-up, mark-downs or commissions.


                                                                                               HIGH        LOW
                                                                                             --------    --------

October 1, 1996 through December 31, 1996.................................................   $1.25       $0.65625

January 1, 1997 through March 31, 1997....................................................   $1.8125     $1.0625

April 1, 1997 through June 30, 1997.......................................................   $2.50       $1.375

July 1, 1997 through September 30, 1997...................................................   $3.125      $2.4375

October 1, 1997 through December 31, 1997.................................................   $3.125      $2.5625

January 1, 1998 through March 31, 1998....................................................   $3.00       $1.125

April 1, 1998 through June 30, 1998.......................................................   $2.1875     $1.25

July 1, 1998 through September 30, 1998...................................................   $2.00       $0.9375

October 1, 1998 through December 31, 1998.................................................   $1.3125     $0.5625

January 1, 1999 through March 31, 1999....................................................   $1.375      $0.625

April 1, 1999 through June 30, 1999.......................................................   $0.875      $0.59375

July 1, 1999 through September 30, 1999...................................................   $2.09375    $0.75

October 1, 1999 through December 31, 1999.................................................   $1.25       $0.625

January 1, 2000 through March 31, 2000....................................................   $2.1875     $0.59375

April 1, 2000 through May 22, 2000........................................................   $1.3125     $0.65625



     There were an aggregate of 382 holders of record of the Common Stock as of June 6, 2000, the Record Date. The Company has not paid any dividends on its Common Stock since its inception. The Company is prohibited from declaring or paying dividends to its Stockholders without the consent of Bank of America, N.A. under its credit agreement. Whether or not the Merger is consummated, the Company does not intend to pay any cash dividends in the foreseeable future. Rather, the Company intends to retain its earnings, if any, to provide for the continued operation and expansion of its business.



     On May 22, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing sales price per share of Common Stock as reported on the Nasdaq National Market System was $.90625. The highest bid price per share on such date was $.96875, and the lowest bid price per share on such date was $.8125.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE COMMON STOCK.

APPRAISAL RIGHTS

     Stockholders are entitled to statutory appraisal rights under Section 262. The following discussion is not a complete statement of the law pertaining to statutory appraisal rights under the DGCL, but rather is only a guide for a Stockholder who wishes to exercise his or her statutory appraisal right, and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Appendix C to this Proxy Statement.

     Under Section 262, Stockholders who follow the procedure set forth in
Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive, instead of the Merger Consideration, an amount determined by such court to be the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. This right is known as an

"appraisal right." If a Stockholder wishes to exercise his or her statutory appraisal right he or she must not vote in favor of the Merger and must meet certain conditions. These conditions are set out in full in Appendix C. Delaware law requires that the Company notify Stockholders not less than 20 days prior to the Meeting that they have a statutory right of appraisal and provide Stockholders with a copy of Section 262. This Proxy Statement constitutes that notice. If a Stockholder does not follow the procedures set out below and in Appendix C, he or she will lose his or her statutory appraisal right.



     ALL REFERENCES IN THIS SUMMARY AND IN SECTION 262 TO A "STOCKHOLDER" OR TO A "HOLDER" OF SHARES OF COMMON STOCK ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH A STATUTORY APPRAISAL RIGHT IS ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT HIS OR HER STATUTORY APPRAISAL RIGHT.


     A Stockholder wishing to exercise his or her statutory appraisal right must deliver to the Company, before the vote on the Merger at the Meeting, a written demand for appraisal of his or her shares of Common Stock and must either
(i) abstain from voting with respect to the Merger and not consent thereto in writing, or (ii) vote against the Merger. Because a fully executed proxy which does not contain voting instructions will, unless revoked, be voted for the Merger, a holder of shares of Common Stock who voted by proxy and who wishes to exercise his or her statutory appraisal right must mark his or her proxy to
(i) vote against the Merger, or (ii) abstain from voting on the Merger. A vote against the Merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirement of Section 262, and a separate written demand for appraisal is required. In addition, a Stockholder wishing to exercise his or her statutory appraisal right must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares of record until the Effective Time.

     A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on his or her stock certificate, and must state that the Stockholder intends thereby to demand appraisal of his or her shares of Common Stock in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise statutory appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Any Stockholder who holds his or her shares of Common Stock in brokerage accounts or other nominee forms and who wishes to exercise statutory appraisal rights is urged to consult with his or her brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.


     All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at 195 Carter Drive, Edison, NJ 08817, Attn.: Richard
S. Kalin, Secretary. Written demands for appraisal pursuant to Section 262 must be received by Company before the taking of the vote on the Merger, scheduled for July 28, 2000.


     Within ten days after the Effective Time, the Surviving Corporation must notify each Stockholder who has complied with Section 262 and has not voted in favor of or consented to the Merger of the date that the Merger has become effective. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Stockholder who has so complied with Section 262 and is entitled to a statutory appraisal right under Section 262 may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of his or her shares of Common Stock. The Surviving Corporation will have no obligation to file such a petition, and neither the Company nor JAKKS has any present intention to cause the Surviving

Corporation to file such a petition. Accordingly, it is the obligation of the Stockholder who has complied with Section 262 to initiate all necessary action to perfect his or her statutory appraisal right within the time prescribed in
Section 262.

     Any Stockholder who has complied with the requirements for exercise of his or her statutory appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     If a petition for an appraisal is timely filed by a Stockholder, the Court of Chancery is empowered to conduct a hearing on such petition to determine those Stockholders who have complied with Section 262 and who have become entitled to statutory appraisal rights thereunder. The Court of Chancery may require the Stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such Stockholder.

     After determining the holders entitled to appraisal, the Court of Chancery will appraise the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined in an appraisal proceeding under Section 262 could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value for purposes of Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised.


     The costs of the appraisal action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Each party must bear his or her own other expenses of the proceeding, although the Court of Chancery may order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all the shares of Common Stock entitled to be appraised.


     Any Stockholder who duly demands appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares of Common Stock for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record as of a record date prior to the Effective Time).

     If any Stockholder who demands appraisal of his or her shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her statutory right to appraisal, the shares of such Stockholder will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement as described herein (without interest). A Stockholder will fail to perfect, or will effectively lose or withdraw, his or her statutory right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the Stockholder delivers to the Surviving Corporation a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING STATUTORY APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

CERTAIN EFFECTS OF THE MERGER

     If the Merger is consummated, the Stockholders will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. If the Merger is consummated, the Company plans to take all necessary actions (i) to de-register shares of Common Stock under the Exchange Act and (ii) to terminate inclusion of the shares of Common Stock in the Nasdaq National Market System.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                      AND EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of June 6, 2000, the Record Date by
(i) each Stockholder who is known by the Company to beneficially own in excess of five percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each Stockholder listed below has sole voting and investment power with respect to shares of Common Stock beneficially owned by him or her. The shares of Common Stock listed under Messrs. Norman Melnick, David Melnick and Kalin below are covered by the terms of the Voting Agreement.



NAME AND ADDRESS                                                                      SHARES(1)           PERCENT
-----------------------------------------------------------------------------------   ---------           -------
Roy L. Boe.........................................................................     108,500(2)(3)           (4)

Richard S. Kalin ..................................................................     843,339(3)(5)       6.68%
  One Penn Plaza, Suite 1425
  New York, NY 10119

David Melnick .....................................................................   2,018,098(3)(6)      15.95%
  195 Carter Drive
  Edison, New Jersey 08817

Norman Melnick ....................................................................   1,177,428(3)(7)       9.24%
  195 Carter Drive
  Edison, New Jersey 08817

Robert Semel.......................................................................      15,000(3)              (4)

William Visone.....................................................................     175,000(3)              (4)

Heartland Advisors ................................................................     749,900(8)          5.96%
  789 North Water Street
  Milwaukee, WI 53202

All executive officers ............................................................   4,624,179(2)(3)(5)   35.03%
  and directors as a group                                                                     (6)(7)
  (ten persons)


------------------
(1) All shares of Common Stock are owned directly, unless otherwise noted.

(2) Includes 80,000 shares owned by his wife, Betty Boe, as to which he disclaims beneficial ownership.

(3) Includes 160,000, 80,000, 50,000, 120,000, 16,000, 10,000 and 627,000 shares for Messrs. Norman Melnick, David Melnick, Kalin, Visone, Boe, Semel and all executive officers and directors as a group, respectively, that are issuable upon exercise of options.

(4) Less than one percent.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(5) Includes 319,064 shares owned by his wife, Noelle Makenzie, and 87,000 shares owned by his minor child, as to which he disclaims beneficial ownership. Includes 120,000 shares held in his retirement account.

(6) Includes 869,228 shares owned by his wife, Dana Melnick, and 236,550 shares owned by his minor children, as to which he disclaims beneficial ownership.

(7) Includes 363,300 shares owned by his wife, Libby Melnick, as to which he disclaims beneficial ownership.

(8) Based on information furnished to the Company by Heartland Advisors, Inc. on Amendment No. 1 to Schedule 13G, dated January 27, 2000.

     Other than the Voting Agreement and the Merger Agreement, the Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change in control of the Company.


                              INDEPENDENT AUDITORS



     The firm of Ernst & Young LLP has served as the Company's independent auditors since August 31, 1993. The consolidated financial statements of the Company as of September 30, 1999 and for the year then ended, incorporated herein by reference to the Company's Annual Report on Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein. It is expected that representatives of Ernst & Young LLP will be present at the Meeting, both to respond to appropriate questions of Stockholders and to make a statement if they so desire.


                             STOCKHOLDER PROPOSALS


     If the Merger is consummated, there will be no public Stockholders and no public participation in any future meeting of Stockholders. However, if the Merger is not consummated, the Stockholders will continue to be entitled to attend and participate in the Company's Stockholder meetings. Pursuant to Rule 14a-8 promulgated by the Commission, any Stockholder who wishes to present a proposal at the next Annual Meeting of Stockholders (in the event the Merger is not consummated), and who wishes to have such proposal included in the Company's proxy statement for that meeting must deliver a copy of such proposal to the Company at 195 Carter Drive, Edison, NJ, 08817, Attention: Corporate Secretary on or before February 28, 2001 in order for such proposal to be considered by the Board of Directors for inclusion in the proxy statement.


     In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be received by the Company within a reasonable time before the Company delivers its proxy statement to Stockholders for that Stockholder meeting. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal considered for inclusion in the Company's proxy statement. In each case, the notice must be given to the Secretary of the Company at the address listed above. Any Stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon request to the Secretary.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows the Company to "incorporate by reference" information into its Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the Commission. The following documents are incorporated by reference in this Proxy Statement and are deemed to be part hereof:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; and


          (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

     Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

     The Company also incorporates by reference the information contained in all other documents the Company files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the Meeting. The information contained in any such document will be considered part of this Proxy Statement from the date the document is filed and will supplement or amend the information contained in this Proxy Statement.


     The Company undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than those contained in Appendices to this Proxy Statement. The Company's Annual Report on Form 10-K for Fiscal 1999, attached hereto as Appendix D, is accompanied by a list briefly describing all the exhibits not contained therein. The Company will furnish any of these exhibits upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibits. Request for such copies should be directed to Corporate Secretary, Pentech International Inc., 195 Carter Drive, Edison, New Jersey 08817; telephone (732) 287-6640. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission, at http://www.sec.gov.


                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their judgment unless they are directed by a proxy to do otherwise.

                                 MISCELLANEOUS

     The Company will bear the cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material that may be sent to Stockholders in connection with this solicitation. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxy material to their principals.

                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ Richard S. Kalin
                                          RICHARD S. KALIN
                                          Secretary

                           ---------------------------


                                      PROXY


                           ---------------------------


                           PENTECH INTERNATIONAL INC.
                                     [LOGO]
                                195 Carter Drive
                            Edison, New Jersey 08817

         The undersigned, revoking all previous proxies, hereby appoints David Melnick and Richard S. Kalin, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Pentech International Inc. (the "Company") which the undersigned would be entitled to vote if present at the Special Meeting of Stockholders of the Company to be held on July 28, 2000 at 10:00 A.M., at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315 and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting.

         The undersigned acknowledges receipt of the Proxy Statement of the Company dated June 28, 2000 (the "Proxy Statement").

         A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. Proposal to approve and adopt the Agreement of Merger dated May 22, 2000, a copy of which is attached as Appendix A to the Proxy Statement, providing for the merger of JAKKS Acquisition II, Inc. ("Merger Sub"), a wholly-owned subsidiary of JAKKS Pacific, Inc. ("JAKKS"), with and into the Company, and which, among other things, provides that each outstanding share of the Company's Common Stock (other than shares of Common Stock owned by JAKKS or Merger Sub or by any direct or indirect subsidiary of JAKKS or Merger Sub, or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be canceled, or which are held by dissenting stockholders of the Company, whose shares will be subject to their statutory appraisal rights) will be canceled and converted into the right to receive $1.40 per share in cash, without interest, all as more fully described in the Proxy Statement and Appendix A thereto.


            FOR                AGAINST               ABSTAIN
                -----------            ----------            ----------

2. To grant to the Board of Directors of the Company discretionary authority to postpone or adjourn the Special Meeting in order to solicit additional votes to approve Proposal No. 1.


            FOR                AGAINST               ABSTAIN
                -----------            ----------            ----------


3. In their discretion, on such other matters as may properly come before the Special Meeting.


         PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



Date:                       , 2000
     -----------------------



----------------------------
(Signature)



----------------------------
(Signature, if held jointly)


Where stock is registered in the names of two or more persons ALL should sign.
Signature(s) should correspond exactly with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.


         REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS SHOULD BE ADDRESSED TO SHAREHOLDER RELATIONS, PENTECH INTERNATIONAL INC., 195 CARTER DRIVE, EDISON, NJ 08817. THIS MATERIAL WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT.

                                      -3-